Exhibit 10.1

LEASE AGREEMENT

By and Between

The Indiana Port Commission

And

Aventine Renewable Energy-Mt Vernon, LLC

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into this _____ day of October, 2006 between the INDIANA PORT COMMISSION, a body corporate and politic existing under the laws of the State of Indiana (the “Commission”) and AVENTINE RENEWABLE ENERGY-MT VERNON, LLC an Delaware Limited Liability Company (Lessee).

RECITALS:

A.            The Commission is charged with the management and operation of the Ports of Indiana, including the Port of Indiana-Mount Vernon, in Posey County, Indiana (the “Port”).

B.            Lessee has discussed with the Commission the lease of certain property at the Port for the construction and operation of an Ethanol Plant.  The Commission and Consolidated Grain and Barge Co entered into an Option to Lease Real Estate on June 22nd 2006 and an Amended Option to Lease Real Estate on August 17th, 2006.  The Option and Amended Option were assigned to Lessee, with the consent of the Commission, on September 11, 2006.  Lessee exercised the Option on September 29, 2006.

C.            It is anticipated by the Commission that the lease of such property to Lessee and the use thereof by Lessee will contribute to the growth and development of the Port.

D.            After review by the Commission’s staff and in consideration of the benefits to be derived from and the burdens imposed by Lessee’s use of such property, the Commission has authorized the preparation of this Lease.

E.             Lessee and the staff of the Commission have each had substantial participation in the preparation of this definitive Lease, which shall, upon approval of this Lease by the Governor of Indiana, become effective.

F.             At a properly convened public meeting, the Commission has duly approved the execution and delivery of this Lease by its duly authorized officers.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Commission and Lessee (the “Parties”) hereby agree as follows:

ARTICLE I

LEASE OF THE PREMISES

Section 1.01.          THE DEMISE.  The Commission does hereby demise and lease to Lessee, and Lessee does hereby lease from the Commission, that certain real estate consisting of approximately 116 acres, more or less, located at the Port of Indiana-Mount Vernon, a port managed and operated by the Commission in Posey County, Indiana; said real estate more particularly described and depicted in the drawings and descriptions attached hereto, made a part hereof, and marked Exhibit A (the “Real Estate”; the buildings, structures, fixtures and other improvements now or hereafter located on the Real Estate being herein referred to as the “Improvements”; and the Real Estate and Improvements being herein referred to as the “Leased Premises”).  The Real Estate is located within the Port more particularly described on Exhibit A-1 hereto.  Within sixty (60) days from the date hereof, Lessee shall provide to the Commission at Lessee’s sole expense a current ALTA/ACSM Land Title Survey of the Real Estate, containing Table A Items 1-4, 6, 7a, 8-10, 11a and 13 (the “Survey”).  Promptly after the receipt of the Survey, the parties shall enter into amendments to this Lease and the Memorandum hereof in form and substance reasonably satisfactory to each of them setting forth the metes and bounds description of the Real Estate.  The demise further grants to Lessee:

(i)                                     the non-exclusive right of ingress and egress to and from the nearest public roads and to and from the Leased Premises over existing roads within the Port, as such access may be changed from time to time by the Commission;

(ii)                                  the non-exclusive right of ingress and egress to and from all public wharves serving the Port and the Leased Premises, over existing roads and railroad tracks within the Port, as such access may be changed from time to time by the Commission; and

(iii)                               the non-exclusive right and easement to install, maintain, use, operate, repair, restore and relocate (A) water, gas, electric, sewer, drainage, telecommunications and other utility lines, pipes, pumps, conduits, facilities and equipment; (B) ethanol pipelines, facilities and equipment between the Leased Premises and wharfs at the Port; (C) grain conveyor lines between the Leased Premises and grain storage facilities and/or wharfs at the Port; (D) roads and railroad tracks between the Leased Premises and the roads and railroads within the Port.  The easements under this clause (iii) shall be at locations to be requested by Lessee and approved by the Commission.  Upon such approval by the Commission, at the request of Lessee or the Commission, the parties shall execute and deliver amendments to this Lease and any Memorandum hereof in form and substance reasonably satisfactory to each of them reflecting the location of the easement in question.  The facilities installed by Lessee in the easements under this clause (iii) shall be installed, operated, maintained and repaired by Lessee at its sole cost and expense as part of the Improvements, shall be the property of Lessee and shall be for the exclusive use of Lessee.  The Commission shall have the right to use and to grant others the use of the land on which such easements are located for other purposes that do not unreasonably interfere with the use and operation of the facilities installed therein by Lessee.

(iv)                              The Commission shall have the right at its sole cost and expense to relocate the roads and railroads within the Port and the easements under clause (iii) and the facilities Lessee’s facilities therein, provided that Lessee’s ingress and egress to and from the Leased Premises and wharves serving the Port and use of the facilities in the easements to be relocated is not interrupted for any substantial period of time or diminished.  In the event of any such relocation, at the request of

Lessee or the Commission, the parties shall execute and deliver amendments to this Lease and any Memorandum hereof in form and substance reasonably satisfactory to each of them reflecting the location of the new easement in question and releasing the old easement.

Section 1.02.          THE ADDENDUM.  Immediately following the signature page of this Lease is the Addendum of State required contract provisions.  The Addendum and this Lease are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict, or ambiguity between the Addendum and this Lease shall be resolved by giving precedence and effect to the Addendum.

ARTICLE II

TERM

Section 2.01.          APPROVAL BY GOVERNOR.  This Lease is subject to and conditioned upon the approval of the Governor of the State of Indiana.  Lessee agrees that any of Lessee’s Work performed by Lessee prior to the approval of this Lease by the Governor of the State of Indiana or any other action taken or expense incurred by Lessee shall be at the sole risk of Lessee.  Lessee shall be without recourse against the Commission or the State of Indiana in the event this Lease is not approved by the Governor of the State of Indiana, and agrees to, and hereby does, hold the Commission harmless for any loss asserted or claimed, and to indemnify and defend the Commission against any such loss arising as a result of Lessee’s Work or occupancy of the Real Estate prior to the approval of this Lease by the Governor.  If the Governor fails to approve this Lease, Lessee agrees to restore, at its own expense, the Leased Premises substantially to its original condition.

Section 2.02.          THE ORIGINAL TERM.  The initial term of this Lease (the “Original Term”) shall commence on November 1, 2006, (the “Commencement Date”), and shall end at midnight on the 31st day of October, 2026.

Section 2.03.          OPTIONS FOR EXTENSIONS.  Lessee shall have options to extend this Lease for six (6) additional consecutive terms of five (5) years each (individually, an “Additional Term” and, collectively, the “Additional Terms”) commencing at the expiration of the Original Term or the prior Additional Term at the rental rate (subject to adjustment as provided herein) and subject to all of the other terms, covenants and conditions contained in this Lease, all of which shall be applicable to the Additional Terms.  The Original Term and any Additional Term the option for which is exercised may be referred to hereinafter collectively as the “Demised Term”.

The option to extend the term of this Lease may be exercised only if no Event of Default (as hereinafter defined) exists at the date of exercise or at the end of the Original Term or the current Additional Term, if applicable.  Notice of the exercise of an option to extend the term of this Lease shall be received by the Commission no later than one year prior to the expiration of the Original Term or the then current Additional Term (the “Notice Date”).  If such notice is not given by the Notice Date, the Lease shall terminate as of the end of the then current term.  If such notice is given by the Notice Date, the Lease, without further action by the parties, shall be automatically extended for the Additional Term.

Section 2.04.          PREMISES RESTORATION PLAN.  On or before December 1 of the last year of the term of this Lease Agreement, Lessee shall submit its Premises Restoration Plan to the Commission as provided in Article XIV.

ARTICLE III

RENT

Section 3.01.          METHOD AND MANNER OF PAYMENT.  Payment of Basic Rent (hereafter defined) shall be made by check payable to the order of Indiana Port Commission, mailed to the Commission at 150 West Market Street, Suite 100, Indianapolis, Indiana 46204, or to such other payee or at such other place as the Commission may designate from time to time in writing.

Section 3.02.          BASIC RENT.  Lessee agrees to pay to the Commission as rent for the Leased Premises a “Basic Rent” composed of Ground Rent for the Leased Premises, as follows:

(a)           The annual ground rental rate (the “Ground Rent”) for the Leased Premises, from the Commencement Date through the fifth anniversary of the Commencement Date, shall be Three Thousand Two Hundred Dollars ($3,200) per acre for a total annual Ground Rent of Three Hundred Seventy One Thousand Two Hundred Dollars ($371,200) (the “Initial Ground Rent”).  The Initial Ground Rent shall be payable in advance in equal successive monthly installments commencing on the Commencement Date (the “Initial Payment Date”) and continuing thereafter on the first day of every calendar month until the fifth anniversary of the Commencement Date.  If the actual number of acres of the Real Estate as determined by the Survey shall be more or less than 116 acres, at the request of Lessee or the Commission, the Ground Rent shall be redetermined and parties shall execute and deliver an amendment to this Lease in form and substance reasonably satisfactory to each of them reflecting the redetermined Ground Rent.

(b)           An Option Fee of One Hundred Thousand Dollars ($100,000) has been previously paid to the Commission.  Pursuant to the terms of the Amended Option the Option Fee shall be applied in full to Lessee’s Basic Rent obligations,  commencing with the November 1, 2006 Basic Rent payment.

(c)           On November 1, 2011 and on each fifth year thereafter (each date referred to as a “Rental Adjustment Date”) a rental adjustment (“Rent Adjustment”) shall be made, which shall produce the “Adjusted Ground Rent”.  Adjusted Ground Rent shall be based upon increases in the Producer Price Index All Commodities, 1982=100(hereinafter called the “Index”) published by the Bureau of Labor Statistics United States Department of Labor.  For purposes of calculating the first Adjusted Ground Rent, the “Final Index” published immediately preceding the Commencement Date of November 1, 2006 shall be the original base Index.  The term “Final Index” recognizes that the most recent four-month figures of the Producer Price Index are subject to revision.  Therefore the Commission will select the most recent Final Index figure which under current procedure will be that index four months prior to the Rental Adjustment Date.

Any increase in the Index from the original base Index to the Index last published preceding the first Rental Adjustment Date shall be computed as a percentage and the Adjusted Ground Rent to be paid by Lessee during the five (5) year period immediately succeeding the first Rental Adjustment Date shall be the Initial Ground Rent, multiplied by the sum of one hundred percent (100%) plus such percentage change in the Index; but shall in no event be less than the per acre annual Initial Ground Rent rate payable by Lessee, or the Adjusted Ground Rent then payable.

For example, the calculation of Adjusted Ground Rent to be paid by Lessee at the first Rental Adjustment Rate would be as follows:

Original Base Index:	100
Index Last Published
Preceding first Rental
Adjustment Date:	110
% Change in Index:	10%

Adjusted Ground Rent:

$3,200 x 110%	$3,520*

*Figures assumed for purposes of demonstration only.

(d)           In computing the rental adjustment for each subsequent Rental Adjustment Date, (the “Current Rental Adjustment Date”) the Index last published preceding the last preceding Rental Adjustment Date (the “Prior Rental Adjustment Date”) shall be the new base Index for purposes of calculating the Adjusted Ground Rent for the five (5) year period commencing on the Current Rental Adjustment Date.  Any increase in the Index from the new base Index to the Index last published preceding the Current Rental Adjustment Date shall be computed as a percentage, and the Adjusted Ground Rent to be paid by Lessee during the five (5) year period commencing on the Current Rental Adjustment Date shall be the per acre Ground Rent rate payable by Lessee for the period immediately prior to the Current Rental Adjustment Date multiplied by the sum of one hundred percent (100%) plus such percentage change in the Index; but shall in no event be less than the per acre Ground Rent rate payable by Lessee for the period immediately prior to the Current Rental Adjustment Date.  For example, the Adjusted Ground Rent to be paid by Lessee would be as follows:

New Base Index (last
published before the Prior
Rental Adjustment Date):	110

Index Last Published
Preceding Current
Rental Adjustment Date:	117
% Change in Index:	6.36%

Annual per acre Adjusted Ground Rent
for Five (5) Year Period Commencing
on the Current Rental
Adjustment Date

$3,520 x 106.36%	$3,747.87*

*Figures assumed for purposes of demonstration only.

The Adjusted Rent shall be the Basic Rent payable by the Lessee starting on the Rental Adjustment Date.  A notice of the Adjusted Rent shall be sent to the Lessee at least two (2) weeks prior to the Rental Adjustment Date.

If, during the Demised Term, the Bureau of Labor Statistics shall discontinue the publication of the Producer Price Index, all commodities, without issuing appropriate method of adjustment, the Commission shall select a substitute index.

Section 3.03.          PORT TARIFF CHARGES.  In addition to the Basic Rent, Lessee shall pay the Commission (either directly or through an authorized terminal operator) the tariff charges specified in the most recently published Port Tariff, Rates, Charges, Rules and Regulations (the “Port Tariff”) a current copy of which is attached hereto as Exhibit B.  The Commission reserves the unqualified and unconditional right to interpret, change, amend or revise the Port Tariff and to supplement, increase or decrease the rates and charges specified therein.  Lessee covenants that it shall comply with the Port Tariff in all respects and shall pay all assessments and charges thereunder as and when due in accordance with the Commission’s billing procedures and shall provide all documentation as and when reasonably required by the Commission for the determination of such assessments and charges.

The Port Tariff charges are for Lessee’s use of the harbor, docks, wharves, appendant facilities, roads, railroad tracks and similar transportation facilities of the Commission, and Lessee’s customers and/or suppliers and/or by vehicles and vessels owned or chartered in connection with the delivery or transportation of materials, goods or products to and from the Leased Premises.  Notwithstanding the foregoing, Lessee shall not be required to pay the Port Tariff charges on raw materials transported to the Leased Premises which are used in ethanol production.  Lessee’s use of such facilities is subject to any operators thereof and the Port Tariff.  Lessee shall be responsible for reporting to the Commission all vehicle and vessel activity and cargos on a weekly basis (but not later than seven (7) days after vessel departure), with supporting documentation, manifests, bills-of-lading, etc.  The Port Director, or another affiliate of the commission, shall have the right to review and inspect Lessee’s records and books to verify reported activity at the Port.

The Commission shall then invoice Lessee with thirty (30) day payment terms.  Any invoices not paid within thirty (30) days after billing shall be deemed delinquent.  If the reports required herein are not timely made, the Commission shall have the right to assess Lessee a reasonable fee for the additional administrative costs of handling such late reports, such fee not to exceed five percent (5%) of the amount ultimately determined by the Commission from reviewing such reports to be due from Lessee in excess of the amount determined to be due from reports previously submitted by Lessee.

Section 3.04.          MINIMUM GUARANTEED WHARFAGE.

(a)           In addition to the Basic Rent and the tariff charges provided in Sections 3.02 and 3.03, Lessee shall pay or cause to be paid to the Commission wharfage payments on no less than One Hundred Seventy Six Million (176,000,000) gallons of ethanol per year (equal to 572,280 tons) (the “Minimum Guaranteed Ethanol Wharfage”) and 548,043 tons of DDG’s per year (the tons of DDG’s generated from the production of 176 million gallons of ethanol) (the “Minimum Guaranteed DDG’s Wharfage”; together with the Minimum Guaranteed Ethanol Wharfage, the “Minimum Guaranteed Wharfage”).

(b)           The Minimum Guaranteed Wharfage shall be phased in pursuant to the following schedule:

The Project shall have a two-phased production build out.  Phase One equals 110 million gallon annual capacity; Phase Two equals 110 million gallon annual capacity; for a total Project annual capacity of 220 million gallons of ethanol.  The Phase One 110 million-gallon annual production of ethanol shall begin (other than for purposes of testing operations) on or before September 1, 2008.  The Phase Two production shall commence (other than for purposes of testing operations) on or before January 1, 2010.  Beginning January 1, 2010 the Project’s annual production of ethanol shall be 220 million gallons.

The Phase One Minimum Guaranteed Wharfage is 88 million gallons of ethanol per year and the tons of DDG’s generated from the production of 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) September 1, 2008. The Phase Two Minimum Guaranteed Wharfage is on an additional 88 million gallons of ethanol per year, and the tons of DDG’s generated from the production of an additional 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.

(c)           Notwithstanding the rates set forth in the Port Tariff, the wharfage rates for Ethanol, DDG’s and C02 is as follows:

Ethanol	33 cents per ton
DDG’s	15 cents per ton
C02	15 cents per ton (when commercial marketable.)

Notwithstanding the rates set forth in the Port Tariff, the wharfage rate for ethanol, DDG’s and CO2 shall be adjusted on each fifth (5th) anniversary date of the Lease Agreement using the Index formula for adjusting Ground Rent as stated herein.  Lessee shall pay wharfage on all outbound product regardless of the mode of transportation used.  Notwithstanding anything else to the contrary set forth in the Port Tariff or this Lease, Lessee shall not pay any wharfage rate on raw materials delivered to the Leased Premises which are used in the production of ethanol.

(d)           In the event during any calendar year the wharfage actually paid or caused to be paid to the Commission by Lessee (“Actual Wharfage”) for ethanol, DDG’s and C02 received or trans-shipped to and from the Leased Premises over the Commission’s wharves and docks for such calendar year shall not equal or exceed the Minimum Guaranteed Wharfage, Lessee shall pay to the Commission within thirty (30) days of the end of such calendar year and receipt of a bill therefor from the Commission, as additional rent for the use of the Commission’s property and the Leased Premises, the positive difference between the Minimum Guaranteed Wharfage and the Actual Wharfage, with the difference being calculated based on the a wharfage rate at the then current per ton tariff rate as agreed to in this Lease.

(e)           In the event the first or last Lease Year under this Lease does not commence on January 1, or end on December 31, the Minimum Guaranteed Wharfage Tonnage shall be prorated.  For purposes of this Section 3.04(e), a “Lease Year” (x) with respect to Phase One, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) September 1, 2008, and (y) with respect to Phase Two, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.  Any amount of wharfage paid by Lessee over and above the Minimum Guaranteed Wharfage for a calendar year shall not be credited against the Minimum Guaranteed Wharfage for any prior or succeeding calendar years.

Section 3.05.          NET RENT.  Lessee shall pay to the Commission the Basic Rent, the Minimum Guaranteed Wharfage, Impositions and the other charges hereunder without any notice, demand, set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease.  The parties intend that the obligations of Lessee hereunder shall be covenants and agreements that are separate and independent from any obligations of the Commission hereunder and shall continue unaffected unless such obligations have been modified or terminated in accordance with an express provision of this Lease.

Section 3.06.          DELINQUENT PAYMENTS AND AUDITS.  The Commission shall assess a late fee on any delinquent payments due from Lessee to the Commission under the terms of this Lease at the rate set forth in the Port Tariff, and if no rate is set forth in the Port Tariff, at the annual rate of ten percent (10%), per annum.  The Commission shall also have the right to request an audit by an independent certified public accountant of Lessee’s Use of the Commission’s facilities.  If discrepancies are found to exceed two percent (2%) of the total usage reported in any year, then Lessee shall pay the amount due and owing as a result of the discrepancy together with the cost of the audit within thirty (30) days after receipt of a statement thereof.

ARTICLE IV

CONSTRUCTION OF IMPROVEMENTS

Section 4.01.          LESSEE IMPROVEMENTS.

(a)           Lessee agrees to construct a facility (the “Project”) on the Leased Premises as more fully described on Exhibit C attached hereto.  Such Project shall be constructed substantially in accordance with the Plans and Specifications (as defined below) and said construction shall hereafter be referred to as “Lessee’s Work”.  Throughout the Demised Term, Lessee shall retain fee simple title to the Improvements now or hereafter located on the Real Estate.  Upon the expiration or termination of the Demised Term, title to the Improvements shall vest in accordance with Article XIV hereof.

(b)           Lessee shall commence construction of Phase I of the Project on or before April 1, 2007 (the “Construction Date”).  For purposes hereof, “Commence Construction” means the presence of contractors on the Leased Premises performing excavation work beyond clearing of the site after Lessee has obtained all required building permits.  Lessee shall: (i) cause substantial completion of Phase One of the Project with a capacity of 110 million gallons of ethanol and the commencement of production of ethanol from Phase One (other than for the purposes of testing operations) to occur on or before September 1, 2008, and (ii) to cause substantial completion of Phase Two of the Project with a capacity of an additional 110 million gallons of ethanol and the commencement of production of ethanol from Phase Two (other than for the purposes of testing operations) to occur on or before January 1, 2010.

(c)           Lessee agrees to prosecute with due diligence all Lessee’s Work.  The parties acknowledge the Construction Date in Section 4.01(b) above is established following consultation by Lessee with its construction managers and suppliers and are reasonable and obtainable.  The parties further acknowledge that there are external circumstances and conditions, which may arise, through no fault of Lessee, which will make it impossible for Lessee to comply with such Construction Date.  Such external circumstances and conditions, such as the failure of a governmental agency to issue a required permit following timely application, while not rising to the level of a Force Majeure Event, as hereafter defined, may extend the time for compliance by Lessee.  Lessee shall diligently pursue obtaining permits for Phase One and Phase Two.  In the event Lessee believes it will be unable to obtain permits by April 1, 2007, but in good faith believes that such permits may be issued by July 1, 2007, Lessee may postpone until July 1, 2007 such April 1, 2007 date by written notice of such postponement provided to the Commission on or before April 1, 2007.  Lessee may thereafter, but prior to July 1, 2007, give the Commission written notice of an anticipated failure to comply with the July 1, 2007 date.  Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the July 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required.  Failing agreement, either Lessee or the Commission may terminate this Lease.

Section 4.02.          ALTERATIONS AND ADDITIONS.  Lessee shall be entitled to make modifications to the Project provided the modifications do not expand the physical scope or size of the Project or alter the physical infrastructure (“Minor Modifications”).  Lessee shall not be entitled to make modifications that would expand the physical scope or size of the Project or alter the physical infrastructure, without the prior written consent of the Commission, which consent will not be unreasonably withheld (“Major Modifications”).  All Minor Modifications and Major Modifications undertaken by the Lessee shall be made in accordance with this Article.  Any modifications, Minor and Major, shall also be referred to herein as “Lessee’s Work”.  During the Demised Term, the Project and all other Lessee’s Work shall be the property of Lessee.

Section 4.03.          ASSURANCE OF PAYMENT AND PERFORMANCE.  Lessee shall promptly pay all expenses, costs and charges of every kind and nature arising out of Lessee’s Work, as the same become due and payable.

Section 4.04.          COMPLIANCE WITH LAWS.  The Project or any other Lessee’s Work, when completed in accordance with the Plans and Specifications will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Federal and State Homeland Security laws and regulations, aviation, zoning, building, environmental, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, and in accordance with all rules and regulations promulgated by the Commission.  In addition, Lessee shall comply with the provisions of the Declaration of Restrictions attached hereto as Exhibit D and hereby made a part hereof (the “Declaration”) binding upon a lessee of the Leased Premises.  The Declaration may be amended by the Commission from time to time and it is the duty of the Lessee to examine the most recent Declaration as found in the Commission’s office.

Lessee shall indemnify and hold the Commission harmless from and against any and all costs, expenses, liability, claims, actions and causes of action actually incurred by the Commission and arising out of Lessee’s violation of any legal requirements.

At its sole cost and expense, Lessee may contest in good faith the validity in whole or in part of any of the foregoing legal requirements or the application thereof to the Project or Lessee.  Promptly upon request, but subject to the Commission’s normal approval process, the Commission shall execute and deliver any documents that are reasonably requested by Lessee and required to be signed by the Commission to permit Lessee to conduct any such contest and shall cooperate with Lessee  in conducting such contest, and Lessee shall reimburse all third-party costs incurred by the Commission.  To the extent permitted by law Lessee may defer compliance with the legal requirement or requirements being contested, provided that the contest proceeding prevents enforcement of the legal requirement/s being contested or will not subject the Commission to any criminal penalty or to any material fine or liability, and provided that if an Event of Default is continuing Lessee shall provide to the Commission reasonable security.  When any such contest is concluded and such legal requirement/s are complied with to the extent required, any security so deposited  shall be promptly returned to Lessee.

Section 4.05.          PLANS AND SPECIFICATIONS.  The plans and specifications for the Project and any Major Modifications shall be reviewed and approved in writing by the Port Engineer, prior to commencing any of Lessee’s Work (once approved, the “Plans and Specifications”).  Approval of the Plans and Specifications shall not be unreasonably withheld conditioned or delayed.  Review and approval of the Plans and Specifications shall be for the sole benefit of the Commission, and the Commission makes no representations or warranties as to the suitability or soundness of the Plans and Specifications or of any aspect of the Lessee’s Work.  The location of all utilities, including electric, telephone, gas and water, as they enter upon the Leased Premises, will be included in said Plans and Specifications for approval in order that the master plan layout for such items on the Port site will not be violated or jeopardized.

Within twenty (20) business days after delivery of Plans and Specifications to the Port Engineer, the Port Engineer shall either approve the Plans and Specifications or shall advise Lessee in writing of any modifications which, in the Port Engineer’s reasonable opinion, are necessary for compliance with the regulations promulgated by the Commission and the Declaration (as defined above).  Lessee shall thereafter make appropriate modifications to the Plans and Specifications.  When tendered to the Port Engineer, the Plans and Specifications shall be complete in all material respects, containing all detail requisite for the Lessee’s Work, which, when built and equipped in accordance therewith, shall be ready for the intended use thereof.  Lessee shall not make any changes in the Plans and Specifications after they have been approved by the Port Engineer, without the prior written consent of the Port Engineer, which shall not be unreasonably withheld.

Lessee, at its sole cost, shall obtain all permits, licenses and approvals necessary for Lessee’s Work, which permits shall be delivered to the Port Engineer at least five (5) days prior to the commencement of construction.  When tendered to the Port Engineer, the Plans and Specifications shall be complete in all material respects, containing all detail reasonably required for the Major Modifications which, when built in accordance therewith, shall be ready for the intended use thereof.  Lessee shall not make any material changes in the Plans and Specifications after they have been approved by the Port Engineer, without the prior written consent of the Port Engineer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.06.          MECHANIC’S LIENS.  Lessee shall keep the Leased Premises, including all Lessee’s Work and improvements located thereon, free and clear of any and all mechanic’s, materialmen’s and other liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Lessee, any alteration, improvement, or repairs or additions which Lessee may make or permit or cause to be made, or any work or construction, by, for, or permitted by Lessee on or about the Leased Premises, or any obligations of any kind incurred by Lessee.  Except as otherwise expressly provided for herein, Lessee shall promptly and fully pay and discharge or bond over any and all claims against Lessee on which any such lien is or could be based and indemnify and hold harmless the Commission and the Leased Premises and all buildings and improvements located thereon against all such liens and claims of liens and suits or other proceedings pertaining thereto.

If Lessee desires to contest any such lien, it shall notify the Commission of its intention to do so within thirty (30) days after Lessee’s receipt of notice of the filing of such lien and shall commence to contest such lien within the same time period, and diligently pursue such contest thereafter.  In such case, and provided that enforcement of such lien against the Leased Premises is stayed pending the conclusion of such contest, Lessee shall not be in default under this Lease until thirty (30) days after the final determination of the validity thereof by the court or other tribunal having proper jurisdiction of the same, within which time Lessee shall satisfy and discharge such lien to the extent held valid, but the satisfaction, discharge or bonding of any such lien shall not, in any case, be delayed if enforcement of the lien is not stayed pending the conclusion of such contest.

Lessee shall give the Commission written notice no less than ten (10) days in advance of the commencement of any substantial construction, alteration, addition or improvement to the Leased Premises in order that the Commission may post appropriate notices of the Commission’s non-responsibility in connection therewith.

Section 4.07.          NO LIENS ON FEE.  The Commission’s interest in the Leased Premises shall not be subjected to liens of any nature by reason of Lessee’s construction, alteration, repair, restoration, replacement or reconstruction of any Improvements on the Leased Premises, or by reason of any other act or omission of Lessee (or of any person claiming by, through or under Lessee) including, but not limited to, mechanics’ and materialmen’s liens.  All persons dealing with Lessee are hereby placed on notice that such persons shall not look to the Commission or to the Commission’s credit or assets (including the Commission’s interest in  the Improvements constructed thereon or furnishings contained therein) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, repair, restoration, replacement, reconstruction or financing thereof by or on behalf of Lessee.  Lessee has no power, right or authority to subject the Commission’s interest in the Leased Premises to any mechanic’s lien or claim of lien.

Section 4.08.          CONDITION OF LEASED PREMISES.  Lessee’s Work and all other work performed by or on behalf of Lessee at the Leased Premises shall be at the sole risk of Lessee, including any and all loss arising or resulting from the condition of the Leased Premises.  Lessee understands that the Commission has made no representations concerning the condition of the Real Estate or its suitability for construction of the Project or for any use or purpose whatsoever and that the execution of this Lease is based solely upon Lessee’s inspection of the Real Estate.

Section 4.09.          FAILURE TO COMPLETE PROJECT.  In the event Lessee fails to meet its obligations under this Article, the Commission shall be entitled to any remedies the Commission has under Article XI hereof.  In addition, the Commission may (but shall not be obligated to), after providing Lessee sixty (60) days prior written notice and opportunity to cure (unless Lessee commences within such time to cure such failure and thereafter diligently prosecutes such cure to completion), take over and complete construction in accordance with the Plans and Specifications, with such changes as the Commission may, in its reasonable discretion, deem appropriate (provided the character and scope of the Project remains materially unchanged), all at the risk, cost and expense of the Lessee.  If the Commission elects to complete the construction of the Project, Lessee shall promptly pay to the Commission the cost of such completion as reasonably estimated by the Commission, provided that Lessee shall also be liable to reimburse the Commission on demand for any reasonable costs incurred in excess of such estimate.

The Commission may assume or reject any contracts entered into by Lessee in connection with the Project, and may enter into additional or different contracts for services, labor and for materials required, in the reasonable judgment of the Commission, to complete construction, and may pay, compromise and settle all claims in connection therewith.  Upon the Commission’s election to take over and complete construction, Lessee hereby assigns all of its rights in the contract with the contractor and any subcontractors or material suppliers it may have or enter into in the future in completing the Project to the Commission, and all its rights in the Plans and Specifications and all other contracts in connection with the Project, all subject to any prior assignment to any Mortgagee, and subject to any consents to such assignment as may be required from third parties, such assignment or assignments to be accepted and become effective only in the event the Commission shall proceed with the remedies afforded herein.  Any contract entered into by Lessee shall provide that it is assignable to any Mortgagee and the Commission, or may be terminated by any Mortgagee or the Commission, if a Mortgagee exercises its rights under its Mortgage or the Commission exercises it rights under this Section, such rights of the Commission being subject and subordinate to such rights of a Mortgagee.

Section 4.10.          REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LESSEE.  The Lessee makes the following representations, warranties and agreements:

(a)           Lessee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Lessee has full right, power and authority to execute and deliver this Lease.  Lessee shall provide to the Commission, contemporaneously with the execution hereof, corporate resolutions approving this Lease and authorizing the signatory hereto to execute this Lease on behalf of Lessee.  If Lessee is not organized pursuant to laws of the State of Indiana, it warrants and represents that it is now duly qualified to do business in the State of Indiana as a foreign limited liability company and agrees that it will continuously remain so qualified during the Demised Term.

(b)           Neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions and provisions hereof will conflict with or result in a breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or agency or any agreement or instrument to which Lessee or any guarantor is a party or by which it or its property are subject or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of Lessee pursuant to the terms of any such agreement or instrument.

(c)           The execution and delivery of this Lease has been duly authorized by all necessary action on the part of Lessee, and no authorization, approval or consent by, or from, any governmental or public regulatory authority is necessary.  This Lease has been duly and validly executed and delivered by Lessee and constitutes a legal, valid and binding obligation of Lessee, enforceable in accordance with its terms.  Guarantors’ financial statements delivered to the Commission prior to the execution and delivery of this Lease fairly present their respective financial condition as of the date thereof.  Since the dates of such financial statements, there has been no material adverse change in the assets, liabilities or financial condition of guarantors as reflected therein.  Neither Lessee nor guarantor has admitted or failed to disclose a fact or contingency that would materially adversely affect the consolidated financial position of guarantor reflected in such financial statements.

(d)           There are no actions, suits, proceedings, investigations or inquiries pending, or to the knowledge of Lessee or any of the guarantors, threatened, against or affecting Lessee or any of the guarantors before any court or governmental instrumentality or agency, the result of which might have a material adverse effect on Lessee or its operations or consolidated financial condition, or on the operation of the Leased Premises or the financial condition of any of the guarantors.

(e)           During the Demised Term, and within ninety (90) days after the close of each fiscal year, Lessee shall furnish the Commission the current annual consolidated audited financial statements of guarantor filed with the U.S. Securities and Exchange Commission on Form 10-K.  In addition, during the Demised Term, and within forty-five (45) days after the close of each fiscal quarter, Lessee shall furnish the Commission current quarterly financial statements of guarantor filed with the U.S. Securities and Exchange Commission on Form 10-Q.

(f)            Lessee shall promptly give the Commission written notice of all litigation, actions, suits or proceedings, investigations or inquiries before any court or governmental authority affecting Lessee, the Leased Premises or a guarantor which, if determined adversely to Lessee, would have a material adverse effect on the consolidated financial condition of any of the guarantors or on the consolidated financial condition or operations of Lessee or its ability to perform any of its obligations under the Lease.

(g)           Lessee shall provide to the Commission, contemporaneously with the execution hereof, an opinion of counsel to Lessee as to those matters reasonably requested by the Commission.

ARTICLE V

USE AND MAINTENANCE

Section 5.01.          BUSINESS USE.  The Leased Premises shall be used and occupied by Lessee only for the operation of an ethanol production facility, including the production, storage and shipment (by truck, railroad, barge, pipeline and other means of transportation) of ethanol and ethanol related products and by products, and for related offices, storage tanks, storage facilities and other facilities incidental to such activity, in accordance with the description set forth on Exhibit F (the “Permitted Uses”).  Lessee shall comply with all laws, orders, rules and regulations in carrying out such Permitted Uses.  The Leased Premises may not be used for any other purpose without the Commission’s prior written consent, which consent may be withheld in the Commission’s sole discretion.  If Lessee shall materially alter its method of producing ethanol from that described in Exhibit F, Lessee shall notify the Commission prior to such modification and the Commission may impose reasonable conditions on the use of the Leased Premises for such alternate method.  Lessee shall not abandon the Leased Premises at any time during the Demised Term.  If Lessee shall abandon or surrender the Leased Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Leased Premises for more than ninety (90) days shall be deemed to be abandoned, at the option of the Commission.  Lessee covenants and agrees that it will use, maintain and occupy the Leased Premises in a careful, safe and lawful manner.

Section 5.02.          MAINTENANCE OF LEASED PREMISES.  Lessee shall, at its sole cost and expense, keep the Leased Premises, including, but not limited to, the entire interior and exterior of all improvements at any time located thereon, all structural components and mechanical systems, the parking areas, landscaped areas, lawns, and all other portions of the Leased Premises in good condition and repair and in good operating condition and in a clean and sightly condition.  The Commission shall have no repair or maintenance obligations concerning the Leased Premises.

Section 5.03.          UTILITY CHARGES.  Lessee agrees to pay all charges for sewer, trash removal, water, gas, electricity, telephone and all other utility services used upon the Leased Premises throughout the Demised Term, including any and all tap-in fees and all costs and expenses incurred in extending any utility service to the Leased Premises from the point provided by the utility company, and to indemnify and hold the Commission harmless from any and all liability resulting from any non-payment for any such services.  Lessee shall abide by all requirements of any utility providing service to Lessee, and Lessee shall indemnify and hold the Commission harmless from any and all liability, cost and expense (including reasonable attorneys’ fees) incurred by the Commission as a result of Lessee’s use of any utilities.

ARTICLE VI

PAYMENT OF TAXES AND ASSESSMENTS

Section 6.01.          IMPOSITIONS.  Lessee shall pay or cause to be paid, all real property taxes, personal property taxes and other taxes, assessments, including any assessments and other charges provided for in the Declaration; water and sewer charges, levies, license and permit fees and other governmental charges of any kind and nature whatsoever, which at any time during the Demised Term may be assessed, levied, or become due and payable, or become a lien on, the Leased Premises, Lessee’s leasehold interest therein, improvements or any appurtenance thereon; all of which are collectively referred to herein as “Impositions”.  All such payments shall be made before any fine, penalty, interest or cost may be added for non-payment.

Upon written request, Lessee shall furnish the Commission reasonable evidence of payment of all such Impositions.

Section 6.02.          LESSEE CONTESTING IMPOSITIONS.  Lessee shall, for tax purposes, have the right to seek a reduction in the valuation of the Leased Premises or its interest therein, including any real or personal property located on the Leased Premises.  At its sole cost and expense, Lessee, may contest in good faith the amount or validity in whole or in part of any Imposition.  Promptly upon request but subject to the Commission’s normal approval process, the Commission shall execute and deliver any documents that are reasonably requested by Lessee and required to be signed by the Commission to permit Lessee to conduct any such contest and shall cooperate with Lessee  in conducting such contest, and Lessee shall reimburse all third-party costs incurred by the Commission.  To the extent permitted by law, Lessee may defer payment thereof, provided that such contest prevents the collection of item or items being contested, and provided that if an Event of Default is continuing Lessee shall provide to the Commission reasonable security in the amount of the item or items so contested, plus from time to time such additional amounts as may be reasonably required to cover interest or penalties accrued or to accrue on any such item or items.

The Commission may, on thirty (30) days written notice to Lessee, require Lessee to pay such contested item or items or may pay such items out of the security provided to the Commission if, in the Commission’s reasonable determination, there is undue delay by Lessee in the prosecution of such proceedings, or if, in the reasonable determination of the Commission, protection of the Leased Premises or of the Commission’s interests therein shall require such payment.  When any such contested items shall have been paid or canceled, any security so deposited to cover them and not applied by the Commission as a payment, shall be promptly returned to Lessee.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

Section 7.01.          ASSIGNMENT, SUBLETTING AND MORTGAGING.  Lessee may not assign this Lease or sublet all or any portion of the Leased Premises without the prior written approval of the Commission, which approval shall not be unreasonably withheld.  In granting such approval consent in this Section 7.01 and Section 7.02 below, the Commission shall be entitled to consider, among other items, the proposed assignee’s financial condition, business reputation, nature of the proposed assignees business, and such other factors as may reasonably bear upon the suitability of the assignee as a lessee of the Leased Premises and a tenant at the Port.  No such approval shall be required for any assignment or sublease to any Affiliate.  Except as permitted under Section 7.02 hereunder, Lessee may not grant a security interest in, pledge or mortgage its Leasehold Estate, without the prior written approval of the Commission, which approval may be granted or withheld in the sole and absolute discretion of the Commission.

As herein, unless otherwise specified, the following terms have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

“person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a government or political subdivision, agency or instrumentality thereof.

“control” and variations thereof means ownership, directly or indirectly, of more than 50% of the voting securities of or interests in a person.

Section 7.02.          MORTGAGEE PROTECTIONS.  Notwithstanding anything in this Lease to the contrary:

(a)           Provided that any Mortgagee or Lessee provides the Commission with a copy of an executed, or conformed copy, of a Mortgage which contains the name and address of the Mortgagee, the Commission hereby covenants and agrees to faithfully perform and comply with the following provisions with respect to such Mortgage (“Mortgage” and “Mortgagee” mean a mortgage or a mortgagee satisfying the provisions of this Section 7.02):

(b)           Acknowledgement of Notice.  Upon receipt of a Mortgage as set forth above, the Commission shall provide a written acknowledgment to such Mortgagee.  Such notice from Mortgagee shall not be deemed effective until Lessee or Mortgagee receives confirmation of delivery of such notice as described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Sections.

(c)           No Modification or Lease Impairment.  No action by Lessee or the Commission to cancel, surrender, or materially modify the terms of this Lease or the provisions of this Section 7.02 or any other Lease Impairment shall be binding upon Mortgagee without its prior written consent.

(d)           Notices.  If the Commission shall give any notice, demand, election or other communication which may adversely affect the security for a Mortgage, including without limitation a notice of a default or an Event of Default hereunder (hereinafter collectively “Notices”), to Lessee hereunder, the Commission shall simultaneously give a copy of each such Notice to the Mortgagee at the address theretofore designated by it.  No Notice given by the Commission to Lessee shall be binding upon or affect said Mortgagee unless a copy of said Notice shall be given to Mortgagee pursuant to this Section.  In the case of an assignment of such Mortgage or change in address of such Mortgagee, said assignee or Mortgagee, by written notice to The Commission, may change the address to which such copies of Notices are to be sent.  The Commission shall not be bound to recognize any assignment of such Mortgage unless and until the Commission shall be given written notice thereof, a copy of the executed assignment, and the name and address of the assignee; and such notice shall not be effective until the person giving such notice receives confirmation of delivery of such notice as described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Section.  Thereafter, such assignee shall be deemed to be the Mortgagee hereunder with respect to the Mortgage being assigned.  If such Mortgage is held by more than one person, corporation or other entity, no provision of this Lease requiring the Commission to give Notices or copies thereof to said Mortgagee shall be binding upon the Commission with respect to such Mortgage unless and until all of said holders shall designate in writing one of their number to receive all such Notices and copies thereof and shall have given to the Commission a copy of an executed, or conformed copy, of  such designation.

(e)           Performance of Covenants.  The Mortgagee shall have the right to perform any term, covenant or condition and to remedy any default or Event of Default by Lessee hereunder within the time periods specified herein, and the Commission shall accept such performance with the same force and effect as if furnished by Lessee; provided, however, that said Mortgagee shall not thereby or hereby be subrogated to the rights of the Commission.

(f)            Delegation to Mortgagee.  Lessee may delegate irrevocably to the Mortgagee the exclusive or non-exclusive authority to exercise any or all of Lessee’s rights hereunder, but no such delegation shall be binding upon the Commission unless and until either Lessee or the Mortgagee shall give to the Commission a true copy of the Mortgage (with the relevant provisions noted in such notice or on such copy of the Mortgage) or other written instrument effecting such delegation; and such notice shall not be effective until the person giving such notice receives confirmation of delivery of such notice described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Section.

(g)           Default by Lessee.  In the event of an Event of Default by Lessee in the payment of any monetary obligation hereunder, the Commission agrees not to exercise its remedies hereunder unless and until the Commission provides written notice of such Event of Default to any Mortgagee and such Mortgagee, or the Lessee, shall have failed to cure such Event of Default within thirty (30) business days following receipt of such notice and the expiration of any grace or cure periods granted to Lessee herein.  In the event of an Event of Default by Lessee in the performance or observance of any non-monetary term, covenant, or condition to be performed by it hereunder, the Commission agrees not to exercise its remedies hereunder unless and until the Commission provides written notice of such Event of Default to any Mortgagee and such Mortgagee, or the Lessee, shall have failed to cure such Event of Default within sixty (60) days following receipt of such notice  and the expiration of any grace or cure periods granted Lessee herein; provided, however, (x) if such Event of Default cannot practicably be cured by Mortgagee within such sixty (60) day period, (y) if such Event of Default cannot practicably be cured by Mortgagee without taking possession of the Leased Premises or Foreclosure, or (z) if Mortgagee is stayed, enjoined or otherwise prevented from curing such Event of Default, taking possession of the Leased Premises or Foreclosing, then the Commission shall not exercise its remedies hereunder if and so long as:

(i)                                     In the case of an Event of Default which cannot practicably be cured by the Mortgagee within such sixty (60) day period, Mortgagee shall have delivered to the Commission, prior to the expiration of such sixty (60) day period, a written notice wherein Mortgagee states that it intends to cure such Event of Default and, thereafter, shall proceed diligently to cure such Event of Default.

(ii)                                  In the case of an Event of Default which cannot practicably be cured by the Mortgagee without taking possession of the Leased Premises or Foreclosure, Mortgagee shall have delivered to the Commission, prior to the expiration of such sixty (60) day period, a written notice wherein Mortgagee states that it intends to obtain possession of the Leased Premises or Foreclose and cure such Event of Default and, thereafter, shall proceed diligently to obtain possession of the Leased Premises (including possession by receiver) or Foreclose and, upon obtaining such possession or Foreclosing, shall proceed diligently to cure such Event of Default.

(iii)                               In the case of a Lessee-Specific Event of Default, Mortgagee shall institute Foreclosure and diligently prosecute the same to completion (unless in the meantime it shall acquire Lessee’s Leasehold Estate by assignment, deed or other transfer in lieu of Foreclosure) and, upon such completion of Foreclosure or such acquisition, such Tenant-Specific Event of Default shall be deemed to have no further effect and no longer to be an Event of Default.

If Mortgagee is stayed or enjoined form taking any action under (i), (ii) or (iii) above, Mortgagee’s time to take such action shall be extended by the length of time that such stay or injunction remains in effect, so long as Mortgagee pursues normal and customary steps to terminate such stay or injunction, and, thereafter, Mortgagee shall have a reasonable time to take such action.  Mortgagee shall not be required to continue any action under (i), (ii) or (iii) above.  However, if Mortgagee terminates or fails to prosecute diligently any action under (i), (ii) or (iii)

above, then, upon not less than thirty(30) days prior written notice to Lessee, the Commission may exercise its remedies with respect to the Event of Default in question, unless Mortgagee shall thereafter proceed diligently with such action under (i), (ii) or (iii) above.  Mortgagee shall not be required to continue any action under (i), (ii) or (iii) above if and when the Event of Default in question shall be cured.  Nothing herein shall preclude the Commission from exercising any of its rights or remedies with respect to any other Event of Default by Lessee during any period of such forbearance, but in such Event of Default Mortgagee shall have all of its rights provided for herein.  If the Mortgagee, its Affiliate or a Qualified Operator, shall acquire title to Lessee’s Leasehold Estate hereunder and shall cure all Events of Default other than Lessee-Specific Events of Default, then all prior Lessee-Specific Events of Default shall be deemed to have no further effect and no longer to be Events of Default.

(h)           Foreclosure.  Foreclosure of any Mortgage shall not require the consent of the Commission or constitute a breach of or default under any provision of this Lease; and, upon completion of Foreclosure, the Commission shall recognize Mortgagee, its Affiliate or a Qualified Operator as the new Lessee hereunder without the necessity of obtaining the Commission’s consent to such transfer pursuant to Section 7.01, and such new Lessee shall thereafter have the right to further transfer the Leasehold Estate to a Qualified Operator.  Upon the acquisition of the Leasehold Estate by Mortgagee, its Affiliate or a Qualified Operator by Foreclosure, upon written request by such New Lessee given not later than ninety (90) days after acquisition of the Leasehold Estate by such New Lessee, the Commission shall promptly (but not later than ninety (90) days after its receipt of such request) execute and deliver a New Lease to such New Lessee, provided that the Commission receives reasonably satisfactory evidence that Lessee no longer has any rights in and to the Leasehold Estate and/or this Lease.

(i)            New Lease.  The Commission agrees that in the event of any termination of this Lease by reason of the disaffirmance hereof by a receiver, liquidator or trustee for Lessee or its property, Mortgagee may by written notice given to the Commission within sixty (60) days after such termination require the Commission to promptly (but not later than ninety (90) days after its receipt of such request) enter into a New Lease with a New Lessee.  The Commission need not do so, however, unless and until New Lessee has (i) cured all Events of Default (except Lessee-Specific Events of Default), and (ii) reimbursed the Commission’s out-of-pocket costs (including reasonable attorneys’ fees and expenses) to terminate this Lease, recover the Leased Premises and enter into the New Lease.  If more than one Mortgagee requests a New Lease, the Commission shall enter into the New Lease with the most-senior Mortgagee (as determined pursuant to clause (n) below) requesting such New Lease, upon compliance by such most-senior Mortgagee with the conditions for such New Lease.  The New Lessee under the New Lease shall have the same right, title and interest in and to all Improvements and Equipment located on the Leased Premises as Lessee had under the terminated Lease immediately prior to its termination, and the Commission shall cause any Fee Mortgagees to confirm the subordination of their Fee Mortgages to the New Lease.

(j)            Personal Liability.  In the event any Mortgagee, its Affiliate or a Qualified Operator becomes Lessee under this Lease or New Lessee under a New Lease, such Mortgagee, Affiliate or Qualified Operator shall be liable for the obligations of Lessee under this Lease or New Lessee under such New Lease from and after the date it becomes Lessee or New Lessee for so long as it remains Lessee or New Lessee, provided, any Mortgagee’s liability shall be limited to its interest in the Leasehold Estate under this Lease or the New Lease, as the case may be, and such liability shall terminate if and when it assigns or otherwise transfers the Leasehold Estate under this Lease or the New Lease, as the case may be, to another person.

(k)           Reimbursement.  As a condition to the Commission’s acceptance of the cure of an Event of Default or issuance of a New Lease, Mortgagee (or its Affiliate or New Lessee) shall reimburse the Commission for all out- with of-pocket costs, including reasonable attorneys’ fees, incurred by the Commission in connection its obligations under this Section 7.02 with respect thereto.

(l)            Lessee’s Leasehold Rights.  Notwithstanding anything to the contrary herein, so long as Mortgagee’s time to obtain a New Lease has not expired, it may exercise Lessee’s rights (including Preemptive Rights) under this Lease, even if a default or Event of Default exists.  Lessee irrevocably assigns to Mortgagee: (i) to the exclusion of Lessee and any other person, any right to exercise any Bankruptcy Termination Option; and (ii) any right of Lessee to object to any Bankruptcy Sale by the Commission.

(m)          Certain Proceedings.  If the Commission or Lessee initiates any appraisal, arbitration, litigation or other dispute resolution proceeding affecting this Lease, then the parties shall simultaneously notify Mortgagee. Mortgagee may participate in such proceedings on Lessee’s behalf, or exercise any or all of Lessee’s rights in such proceedings, in each case (at Mortgagee’s Option) to the exclusion of Lessee.  No settlement shall be effective without Mortgagee’s consent, unless Lessee simultaneously pays the settlement, the amount at issue does not exceed Twenty-Five Thousand Dollars ($25,000), and the claimant has released (or does not assert) any claim against Mortgagee.

(n)           Multiple Mortgagees.  If at any time multiple Mortgagees exist: (i) any consent by or notice to Mortgagee refers to all Mortgagees; (ii) except under clause (i) the most senior Mortgagee may exercise all rights of Mortgagee(s), to the exclusion of junior Mortgagee/s; (iii) to the extent that the most senior Mortgagee declines to do so, any other Mortgagee may exercise those rights, in order of priority; and (iv) if Mortgagees do not agree on priorities, a written determination of priority issued by a title insurance company licensed in the State of Indiana shall govern.

(o)           Further Assurances.  Upon request from Lessee or any Mortgagee (prospective or current), the Commission shall promptly, under documentation reasonably satisfactory to the requesting party and the Commission: (i) agree directly with Mortgagee that it may exercise against the Commission all Mortgagee’s rights in this Lease; and (ii) certify (subject to any then exception reasonably specified) that to the Commission’s knowledge this Lease is in full force and effect, that no Lease Impairment has occurred, that no default or Event of Default exists, the date through which rent and other charges hereunder have been paid, and other similar matters as reasonably requested.

(p)           No Merger.  If the Leasehold Estate and the Fee Estate are ever commonly held, they shall remain separate and distinct estates (and not merge) without each Mortgagee’s and each fee mortgagee’s consent as long as any Mortgagee and any fee mortgage remain in effect.

(q)           Fee Mortgages.  Every Fee Mortgage shall be, shall state that it is, and shall be deemed to state that it is, subject and subordinate to this Lease and any New Lease, and shall attach only to the Fee Estate. A Foreclosure with respect to a Leasehold Mortgage shall not impair any estate or right under any Fee Mortgage and shall transfer only the Leasehold Estate.

(r)            Miscellaneous.  Notwithstanding anything to the contrary in this Lease, Mortgagee may: (i) exercise its rights through an Affiliate, (and anyone acting under this clause (r) shall have the same rights, protections and limitations of liability as Mortgagee), provided that any Mortgagee, its Affiliate or a Qualified Operator shall be entitled to become the new Lessee hereunder or a New Lessee under a New Lease; (ii) refrain from curing any default or Event of Default; (iii) abandon such cure at any time; or (iv) withhold consent or approval for any reason or no reason, except where this Lease states otherwise. Any such consent or approval must be written. To the extent any Mortgagee’s rights under this Lease apply after this Lease terminates, they shall survive such termination.

(s)           Definitions.  As herein, unless otherwise specified, the following terms have the following meanings:

“Bankruptcy Sale” means a sale of any property, or any interest in any property, under 11 U.S.C. §363 or otherwise in any bankruptcy, insolvency, or similar proceeding affecting the owner of such property.

“Bankruptcy Termination Option” means Lessee’s right to treat this Lease as terminated under 11 U.S.C. §365(h)(1)(A)(i) or any comparable provision of law.

“Fee Estate” means the Commission’s fee interest in the Leased Premises, including the Commission’s reversionary interest, all subject to this Lease.

“Fee Mortgage” means any mortgage, deed of trust, collateral assignment or other lien (as modified from time to time) encumbering the Fee Estate.  A Fee Mortgage shall not attach to the Leasehold Estate.

“Foreclosure” means any: (i) foreclosure sale (or trustee’s sale, assignment in lieu of foreclosure, Bankruptcy Sale, or similar transfer) affecting the Leasehold Estate; (ii) Mortgagee’s exercise of any other right or remedy under a Leasehold Mortgage (or applicable law) that divests Lessee of its Leasehold Estate, or (iii) any sale, assignment, deed or other transfer in or in lieu of (i) or (ii).  “Foreclose” (and any variation of such term) means to take any Foreclosure action.

“Lease Impairment” means Lessee’s: (i) canceling, modifying, restating, surrendering, or terminating this Lease; (ii) consenting, or failing to object, to a Bankruptcy Sale of any Leased Premises; (iii) determining that a Total Loss has occurred; (iv) exercising any Bankruptcy Termination Option; (v) subordinating this Lease or the Leasehold Estate to any other estate or interest in the Leased Premises; or (vi) waiving any term(s) of this Lease.

“Leasehold Estate” means Lessee’s leasehold interest in the Leased Premises under this Lease and the fee interest in the Improvements located on the Leased Premises.

The fee interest in the Improvements located on the Leased Premises shall be owned by Lessee until the expiration or earlier termination as provided herein of the Demised Term.

“Lease Termination Notice” means a notice by the Commission to Mortgagee stating that the Lease has terminated and describing in reasonable detail any uncured defaults or  Events of Default.

“Lessee-Specific Event of Default” means any default or Event of Default (i) that arises from any lien or encumbrance attaching solely to the Leasehold Estate (not the Fee Estate) but junior to the Leasehold Mortgage; (ii) that Mortgagee or a purchaser in or in lieu of Foreclosure or New Lessee cannot cure (including without limitation any default or Event of Default referred to in the following clause (iii); and (iii) that arise under (1) Section 11.01 (b), (c), (d), (e), (f), (g) or (h), (2) the last paragraph of Section 11.01, (3) Article XVII, or (4) the Addendum

“Loss” means any Damage or any taking by a Condemnation Proceeding.

“New Lease” means a new lease of the Leased Premises and related customary documents such as a memorandum of lease. Any New Lease shall: (i) commence immediately after this Lease terminated; (ii) continue for the entire remaining term of this Lease, as if no termination had occurred, subject to any Preemptive Rights; (iii) give New Lessee the same rights to Improvements that this Lease gave Lessee; (iv) have the same terms, including Preemptive Rights, and the same priority, as this Lease, subject to any subsequent written amendments made with Mortgagee’s consent; and (v) require New Lessee to cure, with reasonable diligence and continuity, within a reasonable time, all Events of Default (except Lessee-Specific Events of Defaults) not otherwise cured or waived.

“New Lessee” means Mortgagee, its Affiliate or a Qualified Operator.

“Preemptive Right” means any extension right this Lease gives Lessee.

“Qualified Operator” means an entity that is approved by the Commission, which approval shall not be unreasonably withheld.  In granting such approval, the Commission shall be entitled to consider, among other items, the proposed entity’s financial condition, business reputation, nature of its business, and such other factors as may reasonably bear upon the suitability of the entity as a lessee of the Leased Premises and a tenant at the Port.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

Section 8.01.          GENERAL INDEMNITY.

(a)           Lessee shall indemnify and hold harmless and defend the Commission, its Commissioners, officers, employees, agents, successors, transferees and assigns (collectively referred to in this Section 8.01 as the “Commission”) from all losses, costs, claims, liabilities, damages and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are alleged to arise out of; 1) Lessee’s use and occupancy of the Leased Premises; 2) any breach or default by Lessee in the performance of its obligations under this Lease; 3) any activity, work or things done, permitted or suffered by Lessee in or about the Leased Premises or elsewhere in the Port, including performance of Lessee’s Work; 4) any act or omission of the Lessee or any of Lessee’s agents, employees, directors, officers, contractors, subcontractors, licensees, invitees, successors, assigns, transferees or any other person on the Leased Premises on behalf of Lessee; 5) or any damage to the property of or injury to or death of Lessee, its directors, officers, contractors, subcontractors, licensees, invitees, successors, assigns, transferees or any other person on the Leased Premises on behalf of Lessee, and whether based upon, or claimed to be based upon, statutory, contracted, tort or other liability of the Commission, in whole or in part, or by the negligence of the Commission, or its breach of contract, breach of warranty, strict liability or breach of duty (excluding the Commission’s gross negligence or the gross negligence of the Commission’s officers or employees).

(b)           Lessee, as a material part of the consideration to the Commission, hereby assumes all risks of damage to property or injury to persons, in, upon or about the Leased Premises arising from any cause first occurring during the Demised Term and Lessee hereby waives all claims in respect thereof against the Commission (except for the Commission’s gross negligence and the gross negligence of the Commission’s officers or employees).  This indemnity includes all, costs, reasonable attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon.

(c)           In the case of this indemnity and each other indemnity by Lessee in this Lease, (i) the Commission shall give written notice to Lessee promptly upon receiving any notice of any such indemnified claim; (ii) upon receiving written notice of any such claim from the Commission, Lessee  shall defend the Commission with respect to any such claim with counsel selected by Lessee, subject to the approval of the Commission (unless such counsel is selected by Lessee’s insurance carrier), which approval shall not be unreasonably withheld, delayed or conditioned; (iii) Lessee shall control the defense and settlement of any such claim, provided that Lessee shall not settle any such claim without the approval of the Commission (unless such settlement is fully covered by Lessee’s insurance), which approval shall not be unreasonably withheld, delayed or conditioned.

Section 8.02.          PROPERTY INSURANCE.

(a)           Throughout the Demised Term, Lessee shall procure and maintain in full force and effect fire and extended coverage commercial property insurance written upon the Project and all buildings and other insurable improvements located upon the Leased Premises.  Said insurance shall be in an amount not less than the full replacement cost of the Project and other buildings and other insurable improvements located upon to the Leased Premises.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Lessee shall also procure and maintain in full force and effect throughout the Demised Term fire and extended coverage commercial property insurance for the full insurable value of Lessee’s trade fixtures, furnishings, equipment and all items of personal property on the Leased Premises.  During the period of any construction, including construction of the Project, Lessee shall maintain builder’s risk insurance in an amount sufficient to cover all costs of construction and uninstalled materials otherwise reasonably acceptable to the Commission.  Such insurance shall include coverage for earthquake at a sub-limit of $10,000,000.

(b)           Such insurance shall provide that the insurer shall have no rights of subrogation against either the Commission or Lessee.  Said insurance shall be effective not later than the Commencement Date and provide for at least thirty (30) days written notice to the Commission prior to cancellation or non-renewal.  On or before the Commencement Date, Lessee shall provide to the Commission certificates of such insurance or other proof of such insurance policies evidencing such insurance is in force.  Appropriate renewal or replacement insurance conforming to the requirements in (a) above shall be in force prior to or upon the expiration of any such insurance without any lapse in coverage.  Such insurance shall be issued by companies licensed or authorized to provide fire and extended coverage insurance in the State of Indiana and otherwise reasonably acceptable to the Commission and having a policyholder rating of not less than “A- VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.  Such insurance shall name Mortgagee as loss payee and shall name the Commission as additional insured.

(c)           If Lessee shall fail or refuse, for five (5) days after written notice by the Commission to Lessee, to procure, pay for or keep in force the policies of insurance as set forth herein (or in Section 8.04 below), or to deliver certificates of insurance or other proof of such insurance as provided above, the Commission may keep in force and/or from time to time renew such insurance until compliance by Lessee; and all sums so expended or expenses so incurred by the Commission under this section 8.02(c) shall bear interest the Stated Rate per annum; and such sums and interest shall be treated as additional rent due from Lessee to the Commission payable within fifteen (15) days after invoice therefore is delivered to Lessee.

Section 8.03.          LIABILITY INSURANCE.

(a)           Throughout the Demised Term, Lessee shall procure and maintain in full force and effect throughout the Demised Term liability insurance as described below against claims or suits for bodily injury, including death, or property damage occurring upon, in or about the Leased Premises.  Such insurance shall name Lessee as insured and shall name the Commission and such other persons as Lessee may specify as an additional insureds.

(b)           Such insurance shall provide that the insurer shall have no rights of subrogation against either the Commission or Lessee.  Said insurance shall be effective not later than the Commencement Date and provide for at least thirty (30) days written notice to the Commission prior to cancellation or non-renewal.  On or before the Commencement Date, Lessee shall provide to the Commission certificates of such insurance or other proof of such insurance policies evidencing such insurance is in force.  Appropriate renewal or replacement insurance conforming to the requirements in (a) above shall be in force prior to or upon the expiration of any such insurance without any lapse in coverage.  Such insurance shall be issued by companies licensed or authorized to provide liability insurance in the State of Indiana and otherwise reasonably acceptable to the Commission and having a policyholder rating of not less than “A-

VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.

(c)           If Lessee shall fail or refuse, for five (5) days after written notice by the Commission to Lessee, to procure, pay for or keep in force the policies of insurance as set forth herein (or in Section 8.04 below), or to deliver certificates of insurance or other proof of such insurance as provided above, the Commission may keep in force and/or from time to time renew such insurance until compliance by Lessee; and all sums so expended or expenses so incurred by the Commission under this section 8.02(c) shall bear interest at the Stated Rate per annum; and such sums and interest shall be treated as additional rent due from Lessee to the Commission payable within fifteen (15) days after invoice therefore is delivered to Lessee.

(d)           Lessee agrees to carry liability insurance providing coverage for the liabilities set forth in this Article as follows, at its sole expense:

(i)                                     Commercial general liability insurance against claims or suits for bodily injury to, including death of, persons or damage to, including loss of use of, property occurring on or about the Leased Premises with minimum limits of liability of Five Million Dollars ($5,000,000) combined single limit for each occurrence.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Such insurance shall include but not be limited to bodily injury liability, personal injury liability, property damage liability, broad form property damage liability, contractual liability, and products/completed operations liability.

(ii)                                  Commercial automobile liability insurance against claims for injury to, including death of, persons or damage to property occurring in or about the Leased Premises with minimum limits of liability of Five Million Dollars ($5,000,000) combined single limit for each accident.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Such insurance shall include but not be limited to bodily injury liability, personal injury liability, property damage liability, hired car liability, and nonowned auto liability.

(iii)                               Workers compensation insurance as required by the laws of the State of Indiana, and as applicable, all appropriate Federal Acts such as, but not limited to the U.S. Longshoremen and Harborworkers Compensation Act, the Jones Act, and the Federal Employers Liability Act.  The limit of liability under employer’s liability shall not be less then Five Million Dollars ($5,000,000) for each accident.

(iv)                              Pollution Legal Liability insurance to include pollution clean-up, bodily injury and property damage, on or off the Leased Premises, with a minimum limit of liability of $1,000,000 for each occurrence.

Lessee may, at its option, purchase a combination of primary insurance, including commercial general liability insurance, commercial automobile liability insurance and employers liability insurance, and umbrella or excess liability insurance that when combined together meet the Five Million Dollars ($5,000,000) each occurrence/accident requirement herein.  Such umbrella or excess liability insurance shall be issued by companies licensed or authorized to provide liability insurance in the State of Indiana and otherwise reasonably acceptable to the Commission  and the insurance carrier and having a policyholder rating of not less than “A- VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.

Section 8.04.          BLANKET COVERAGE.  Notwithstanding anything to the contrary contained in this Article, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded the Commission will not be reduced, diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article are otherwise satisfied.  Such blanket policy shall contain an endorsement that names the Commission as an additional insured, references the Leased Premises and guarantees a minimum limit available for the Leased Premises equal to the insurance amounts required in this Lease.

Section 8.05.          RIGHTS UPON TERMINATION.  If this Lease is forfeited or terminated by Lessee for any reason, then all policies of insurance and all insurance proceeds shall remain the property of Lessee.  Lessee will at the request and expense of the Commission cooperate with the Commission to seek to have such policies of insurance assigned to the Commission, however, such policies may not be assigned by Lessee without the prior written consent of the insurance carrier.

Section 8.06.          WAIVER OF LIABILITY/SUBROGATION.

(a)           Lessee hereby waives any and all rights of recovery against the Commission, and against the Commissioners, officers, employees, agents and representatives of the Commission, for loss of or damage to Lessee or its property or the property of others under Lessee’s control.  Lessee shall, upon obtaining policies of property insurance insuring its property, including the property insurance required hereunder, give notice to the insurance carrier or carriers of the foregoing waiver of subrogation as contained in this Lease and such waiver of subrogation shall be noted on all such insurance policies and in certificates of insurance which Lessee shall deliver to the Commission.

(b)           The Commission hereby waives any and all rights of recovery against the Lessee, or against the officers, employees, agents and representatives of the Lessee for loss of or damage to the Commission or its property or the property of others under the Commission’s control if such loss or damage is insured against under any insurance policy maintained by the Commission in force at the time of such loss.

Section 8.07.          COMPLIANCE.  Lessee shall comply with all reasonable requirements of the insurance companies the providing the Leased Premises.

ARTICLE IX

DAMAGE BY CASUALTY

Section 9.01.          REPAIR OR RESTORATION.  Except as provided in Section 9.02, in the event of damage to or destruction of any Improvements by fire or otherwise (herein “Damage”), Lessee shall promptly repair, restore and rebuild the same as nearly as possible to their condition existing prior to such damage or destruction, or replace the same with facilities that are substantially similar in function and capacity to the Improvements Damaged (herein “Restore” or “Restoration”), all at the sole cost and expense of Lessee.  Payment of Basic Rent, Minimum Guaranteed Wharfage, Impositions and other charges payable by Lessee hereunder shall not abate because of any such Damage, except as provided in Section 9.02.

Section 9.02.          LESSEE’S ELECTION.  If any Improvements shall be Damaged and (i) the cost of Restoration as reasonably estimated by Lessee (“Restoration Cost”) is an amount equal to or greater than forty percent (40%) of the replacement cost of the Project exclusive of excavations, footings and foundations as reasonably estimated by Lessee (“Replacement Cost”), or (ii) if any Improvements shall be Damaged during the last year of the Demised Term and the Restoration Cost is an amount equal to or greater than ten (10%) of the Replacement Cost, then, Lessee may, in its discretion, by written notice to the Commission within sixty (60) days after the occurrence of such Damage, subject to the consent of any Mortgagee, terminate this Lease effective as of a date not later than sixty (60) days after the date of the notice of termination.  In the event there is no Mortgage in effect at the time of the Damage and either (i) or (ii) above occurs, Lessee shall consult with the Commission and consider in good faith the Commission’s views as to whether or not to terminate this Lease or Restore the Improvements Damaged.  Upon any such termination of this Lease, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and other charges hereunder of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder (except under Sections 14.03 and 3.04) thereafter accruing shall be terminated as of the date of such termination.

As used herein, “Insurance Proceeds” means and includes all proceeds of the property insurance under Section. 8.02 with respect to any Damage (except any such proceeds with respect to Lessee’s personal property and Equipment and the interruption of Lessee’s business, which proceeds shall be Lessee’s property).  If Damage occurs (a) the party that first becomes aware of it shall notify the other; (b) all claims for Insurance Proceeds shall be made by Lessee; (c) Mortgagee may participate in negotiating all claims to Insurance Proceeds and control the settlement thereof; (d) Lessee and the Commission may participate in negotiating all claims to Insurance Proceeds and, if there is no Mortgage in effect, Lessee shall control the settlement thereof; (e) the parties shall direct the insurer to pay all Insurance Proceeds to Mortgagee or, if there is no Mortgage in effect, to an insurance trustee as described below; (f) each party’s rights to receive Insurance Proceeds shall be subject to the rights of Mortgagee; and (g) all Insurance Proceeds shall be paid and applied as follows:

(i)                                     If and for so long as any Mortgage shall be in effect, all Insurance Proceeds shall be paid to the Mortgagee under the most senior Mortgage, to be held, applied and paid in accordance with the following provisions:  (A) if this Lease is not terminated, and if no default or event of default is continuing under such Mortgage, such Insurance Proceeds shall be applied (1) first, to pay the out-of-pocket costs of the Mortgagee, Lessee and the Commission, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (2) next, such Insurance Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Insurance Proceeds shall at the option of Lessee (to be exercised either in the Mortgage or at any other time) be paid to Lessee as its property or applied to the indebtedness secured by such Mortgage; or (B) if this Lease is terminated or, if a default or event of default is continuing under such Mortgage, such Insurance Proceeds shall be applied as provided in such Mortgage; provided, however, Lessee shall be obligated to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03 and, prior to payment to anyone else, the Insurance Proceeds shall be used to pay such demolition and restoration costs.

(ii)                                  If there is no Mortgage in effect, all Insurance Proceeds shall be paid to an insurance trustee located in Indianapolis, Indiana, reasonably selected by Lessee and reasonably satisfactory to the Commission, to be held, applied and paid as follows:  (A) if this Lease is not terminated and no default or Event of Default is continuing hereunder, such Instance Proceeds shall be applied (1) first, to pay the out-of-pocket expenses of Lessee and the Commission, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (2) next, such Insurance Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Insurance Proceeds shall be paid to the Lessee; or (B) if this Lease is terminated, or if a default or Event of Default is continuing hereunder, such Insurance Proceeds shall be paid (1) first, to pay for Lessee to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03; (2) next, to Lessee to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (3) next, to the Commission to the extent necessary to cure the default or Event of Default; and (4) next, any remaining Insurance Proceeds shall be paid to Lessee subject to the following sentence.

Mortgagee or any trustee acting under Section 9.02(i) or (ii) or Section 10.04(i) or (ii) shall be entitled to act on any document it believes to be genuine; shall have no liability in connection with actions under said Sections, except such liability as may arise from its willful misconduct or gross negligence; and may consult with counsel of its choice, including attorneys employed by it, and shall not be liable for any actions taken or omitted in accordance with the advice of such counsel.

If Lessee is required to Restore, from and after adjustment and settlement of the Insurance Proceeds, Lessee shall prosecute with due diligence the Restoration work so that it shall be completed as promptly as reasonably possible; subject however to the availability of replacement materials for any damaged Improvements and replacement parts for any damaged Equipment and Force Majeure.  All such work shall be accomplished in accordance with Article IV.

ARTICLE X

EMINENT DOMAIN

Section 10.01.        TOTAL TAKING.  If the entire Leased Premises shall be taken by an exercise of the power of eminent domain (hereinafter, including a sale, assignment or other transfer in lieu thereof, the “Proceeding” or “Condemnation Proceeding”), this Lease shall terminate as of the date of the vesting of title in the taking authority pursuant to such Proceeding.  The Basic Rent, Minimum Guaranteed Wharfage, Impositions and other charges payable by Lessee hereunder shall be apportioned as of the date of such termination, and neither party shall have any further liability hereunder, except as provided in this Article.

Section 10.02.        PARTIAL TAKING.  If less than the entire Leased Premises or any right appurtenant thereto shall be taken in any such Proceeding, this Lease shall terminate as to the portion of the Leased Premises so taken upon the vesting of title in the taking authority pursuant to such Proceeding.  If such partial taking should make it no longer economic, in Lessee’s good faith judgment, to use the remainder of the Leased Premises not so taken for the Permitted Uses,  then, Lessee may, in its discretion, by written notice to the Commission within sixty (60) days after the vesting of title of the portion of the Leased Premises so taken, subject to the consent of any Mortgagee, terminate this Lease effective as of a date not later than sixty (60) days after the date of the notice of termination.  In the event there is no Mortgage in effect at the time of the Proceeding, Lessee shall consult with the Commission and consider in good faith the Commission’s views as to whether or not to terminate this Lease.  Upon such termination of this Lease, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and other charges hereunder of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder (except under Sections 14.03 and 3.04) thereafter accruing shall be terminated as of the date of such termination.

In the event of a taking of a portion of the Leased Premises, if Lessee does not terminate this Lease as to the remainder of the Leased Premises, the Basic Rent and Impositions, shall be equitably reduced in proportion to the reduction in acreage resulting from such taking.  Lessee shall be responsible for any necessary Restoration of the Leased Premises as required for Lessee’s use thereof, and the provisions and conditions in Article IV shall similarly apply to the Restoration work.

Section 10.03.        TEMPORARY TAKING.  If all or any portion of the Leased Premises is taken by the exercise of the right of eminent domain for a limited period (being agreed between the parties on six (6) months or less), this Lease shall not terminate and Lessee shall continue to perform its obligations hereunder as though such taking had not occurred, except to the extent that it may be unable to do so because of the taking.  In the event of such a temporary taking, (x) if any Mortgage is in effect, the entire award shall be paid to the Mortgagee to be held, applied and paid as provided in Section 10.04(i), and (y) if no Mortgage is in effect, the entire award shall be paid to Lessee if no Event of Default is continuing, unless the period of public occupancy extends beyond the termination of the Demised Term, in which case the award shall be apportioned between the Commission and Lessee as of the date of such termination and Lessee’s portion shall be paid as provided in clause (x) or (y) above as applicable.  Lessee covenants that at the termination of any such temporary taking during the Demised Term it will, at its sole cost and expense, unless the taking was initiated by the State of Indiana, Restore the Leased Premises as nearly as may be reasonably possible to the condition in which the same were prior to such taking.

Section 10.04.        DISTRIBUTION OF DAMAGES.  As used herein, “Condemnation Proceeds” shall mean and include all damages, awards and proceeds with respect to the Leased Premises in any Condemnation Proceeding (except any such proceeds with respect to Lessee’s personal property and Equipment, Lessee’s relocation expenses and interruption of Lessee’s business, which proceeds shall be Lessee’s property).  If a Condemnation Proceeding occurs (a) the party that first becomes aware of it shall notify the other; (b) all claims for Condemnation Proceeds shall be made by Lessee; (c) Mortgagee may participate in negotiating all claims to Condemnation Proceeds and control the settlement thereof; (d) Lessee and the Commission may participate in negotiating all claims to Condemnation Proceeds and, if there is no Mortgage in effect, Lessee shall control the settlement thereof; (e) the parties shall direct the payer to pay all Condemnation Proceeds to Mortgagee or, if there is no Mortgage in effect, to an trustee as described below; (f) each party’s rights to receive Condemnation Proceeds shall be subject to the rights of Mortgagee; and (g) all Condemnation Proceeds shall be paid and applied as follows:

(i)                                     If and for so long as any Mortgage shall be in effect, all Condemnation Proceeds shall be paid to the Mortgagee under the most senior Mortgage, to be held, applied and paid in accordance with the following: (A) first, to the Commission (1) to reimburse the Commission for its out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with the Proceeding; and (2), to pay to the Commission the value of the Real Estate and any other interest taken in the Proceeding determined as encumbered by this Lease; (B) next, if this Lease is not terminated, and if no default or event of default is continuing under such Mortgage, such Condemnation Proceeds shall be applied (1) next, to pay the out-of-pocket costs of the Mortgagee and Lessee, including reasonable attorneys’ fees,  in connection with the collection of such Condemnation Proceeds; (2) next, such Condemnation Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Condemnation Proceeds shall at the option of Lessee (to be exercised either in the Mortgage or at any other time) be paid to Lessee as its property or applied to the indebtedness secured by the Mortgage; or (C) if this Lease is terminated, or if a default or event of default is continuing under such Mortgage, such Condemnation Proceeds shall be applied as provided in such Mortgage; provided, however, Lessee shall be obligated to demolish and remove the Improvement and restore the Real Estate pursuant to Section 14.03 prior to payment to anyone else and the Condemnation Proceeds shall be made available to Lessee to pay such demolition and Restoration costs.

(ii)                                  If there is no Mortgage in effect, all Condemnation Proceeds shall be paid to a trustee located in Indianapolis, Indiana, reasonably selected by Lessee and reasonably satisfactory to the Commission, to be held, applied and paid as follows:  (A) first, to the Commission (1) to reimburse the Commission for its out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with the Proceeding; and (2) to pay to t he Commission the value of the Real Estate taken in the Proceeding determined as encumbered by this Lease; (B) next, if this Lease is not terminated and no default or Event of Default is continuing hereunder, such Condemnation Proceeds shall be applied (1) next, to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Condemnation Proceeds; (2) next, such Condemnation Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Condemnation Proceeds shall be paid to the Lessee; or (B) if this Lease is terminated, or if a default or Event of Default is continuing hereunder, such Condemnation Proceeds shall be paid (1) first, to pay for Lessee to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03; (2) next, to Lessee to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Condemnation Proceeds; (3) next, to the Commission to the extent necessary to cure the default or Event of Default; and (4) next, any remaining Condemnation Proceeds shall be paid to Lessee.

Section 10.05.        VESTING OF TITLE.  Whenever the term “vesting of title” or any similar phrase is used in this Article, a taking of possession by the condemning party shall be deemed a vesting of title.

Section 10.06.        RIGHTS ON TERMINATION.  Upon any termination of this Lease as a result of an exercise of a right of eminent domain, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and charges of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder thereafter accruing shall be terminated as of said date.

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01.        DEFAULTS BY LESSEE.  The happening of any one or more of the following events shall be deemed to be an “Event of Default”:

(a)           The failure of Lessee to pay any installment of Basic Rent, Minimum Guaranteed Wharfage, Port Tariff charge, any Impositions, additional rent or any other amounts hereunder within five (5) days of when due;

(b)           The making by Lessee or by any guarantor of Lessee’s obligations hereunder of a general assignment for the benefit of its creditors in connection with an insolvency reorganization, liquidation or dissolution of Lessee or Guarantor;

(c)           Except in connection with a Foreclosure of a Mortgage, the levying of a writ of execution or attachment on or against the Leased Premises as the property of Lessee and the same is not released or discharged within thirty (30) days after written notice thereof, or the taking by any party of the leasehold created hereby, or any part thereof, upon foreclosure or other process of law or equity, except as permitted hereunder;

(d)           Institution of proceedings in a court of competent jurisdiction for an insolvency reorganization, liquidation or dissolution of Lessee or of any guarantor of Lessee’s obligations hereunder, or for their adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Lessee or of any guarantor of Lessee’s obligations hereunder, and said proceedings are not dismissed, and any receiver, trustee or liquidator appointed therein discharged, within one hundred eighty (180) days after the institution of said proceedings;

(e)           The failure of any guarantor of Lessee’s obligations hereunder to perform any of its covenants under said guarantor’s guaranty agreement with the Commission within thirty (30) days after written notice thereof from the Commission to Lessee;

(f)            Any representation or warranty made herein, or in any financial statement or other document furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made and any material adverse consequences thereof shall not be cured within thirty (30) days after written notice thereof from the Commission to Lessee;

(g)           The vacating or abandonment of the Leased Premises, which shall be rebutably presumed if Lessee is absent from the Leased Premises for ten (10) consecutive days or more;

(h)           Lessee fails, by January 1, 2010, together with its Affiliates, agents, suppliers, contractors and sub-contractors, to actively employ the equivalent of at least 50 full time workers at the Leased Premises and such failure shall not be cured within thirty (30) days after written notice thereof by the Commission to the Lessee;

(i)            Lessee defaults in the performance of any of its covenants under this Lease (which pursuant to other terms hereof includes the Addendum), other than those set forth in (a)-(h) immediately above, and fails to cure such default within thirty (30) days after written notice thereof.

If such default is of such a character as to require more than a thirty (30) day period to cure such default, such failure shall not be considered to be an Event of Default if Lessee has commenced to cure such default within thirty (30) days of receipt of written notice from the Commission and Lessee diligently pursues that cure to completion.  In that instance, such default will not allow the Commission to exercise its remedies until a period of ninety(90) days has expired after said notice and the default remains uncured.  Once that ninety (90) day period has expired and the default has not been cured, the Commission will have all of its remedies under the Lease Agreement.  If the Lessee has commenced to cure such default within the thirty (30) day period and has diligently pursued such cure but it has not yet completed such cure within such ninety (90) day period, then the Lessee may request an extension of such ninety (90) day period, which extension shall not be unreasonably withheld.

Subject to applicable law, in the event that Lessee is adjudicated to be a bankrupt, this Lease shall automatically terminate and be of no further force or effect.

Section 11.02.        REMEDIES.  Upon the occurrence and during the continuance of an Event of Default, the Commission may, subject to applicable law:

(a)           Without terminating this Lease, re-enter the Leased Premises, with or without process of law, using such means as may be necessary, remove all persons and property therefrom, and re-let the Leased Premises (or any part thereof) for such term or terms (which may extend beyond the Demised Term) and at such rental and upon such other terms as the Commission deems advisable.  The Commission shall not be liable to Lessee for damages or otherwise by reason of such re-entry.  Upon regaining possession of the Leased Premises, the Commission may relet the Leased Premises at such rental and upon such terms as the Commission may deem reasonable under the circumstances.  The Commission is authorized to make all necessary repairs and alterations in or to the Leased Premises for the new lessee and to charge the cost thereof to Lessee.  Any re-entry, repossession and removal by the Commission shall not be a waiver, release or discharge of any obligation or liability of Lessee hereunder.  Notwithstanding any re-entry without termination, the Commission may at any time thereafter elect to terminate this Lease for Lessee’s default, and be entitled to the damages set forth in (c) below.

(b)           Without terminating this Lease, pursue an action for recovery of Basic Rent, Minimum Guaranteed Wharfage, Impositions, Port Tariff charges, and all other charges payable over the remainder of the Demised Term of this Lease as the same become due an payable, less the net proceeds of any reletting of the Leased Premises pursuant to  (a) above.

(c)           Terminate this Lease and all rights of Lessee hereunder, without terminating Lessee’s obligations hereunder, reenter the Leased Premises, with or without process of law, using such lawful means as may be necessary, and remove all persons and property there from, and the Commission shall not be liable for damages or otherwise by reason of such reentry.  The Commission shall also be entitled to recover immediately, as and for liquidated and agreed final damages for Lessee’s default, in lieu of the damages in (b) above and any other comparable damages under applicable law, an amount equal to (i) the positive difference between (x) the rent and all additional rent reserved hereunder, if any, for the period to the date upon which the Demised Term would have ended but for the default of Lessee and (y) the then fair and reasonable rental value of the Leased Premises for the same period, each discounted to the present value thereof at an interest rate per annum equal to the Stated Rate as of the date of such termination, plus (ii) an amount equal to two years of Basic Rent and Minimum Guaranteed Wharfage, provided that the amount in clause (i) shall be subtracted form the amount in clause (ii).

(d)           The Commission shall also be entitled to exercise any other right or remedy available to the Commission at law or in equity in addition to or as an alternative to any of the other rights and remedies of the Commission herein specified upon the occasion of any Event of Default.

Lessee shall be liable for the cost of seizure and repossession of the Leased Premises and reasonable attorneys’ fees incurred as a result of, or to complete, the seizure and repossession of the Leased Premises.

Section 11.03.        SECURITY INTEREST.

(a)           Lessee hereby grants and transfers to the Commission a security interest in all inventory, equipment and fixtures now or hereafter located on the Leased Premises or at anytime used in connection with Lessee’s business carried out on the Leased Premises to secure the performance by Lessee of Lessee’s obligations under this Lease (the “Collateral”).  Lessee represents and warrants to the Commission that (i) such security interest will grant to the Commission a first lien priority security interest in the Collateral and that no other person or entity holds a security interest in such Collateral; and (ii) Lessee will be the owner of all Collateral.  Lessee hereby authorizes the Commission to execute and file financing statements signed only by a representative of the Commission covering the security interest granted hereby.

(b)           If an Event of Default shall have occurred and be continuing, the Commission, at its option, subject to applicable law, shall be entitled to enter the Leased Premises and to take immediate possession of the property which is the subject of this security interest for purposes of disposition or rendering the same unusable.  Upon repossession, the Commission may propose to retain such property in satisfaction of the obligation of the Lessee secured hereby or collect or sell all or any portion of same at public or private sale in accordance with the Uniform Commercial Code as adopted and in effect in Indiana or any other applicable statute.  Upon request by the Commission, Lessee shall assemble and make such property available to the Commission at a place designated by the Commission, which is reasonably convenient to both the Commission and Lessee.

(c)           Lessee agrees that the requirement of reasonable notification by the Commission to Lessee of the time and place of any public or private sale or of the date after which any private sale or other indicated disposition is to be made shall be met if written notification is sent at least ten (10) days prior to the date of sale or disposition.  In the further event that the Commission shall collect or dispose of any or all of said property after default, the proceeds of disposition shall be applied in the following order:

(i)                                     To the reasonable expenses of retaking, holding, preparing for sale, selling, collecting and the like;

(ii)                                  To the reasonable attorneys’ fees and legal expenses incurred by the Commission; and

(iii)                               To the satisfaction of the obligations of Lessee secured hereby.  Lessee releases and holds harmless the Commission from any and all claims arising out of the repossession of said property.

Any successor of Lessee, assignee of Lessee or any party at any time having the rights of Lessee hereunder, for all purposes of this Section shall be deemed (i) to have granted and transferred to the Commission, and by its acceptance, succession or exercise, grants and transfers to the Commission, a security interest in its respective inventory, equipment and fixtures now or hereafter owned by it and located on the Leased Premises or at any time used in connection with its business carried on in the Leased Premises, (ii) to have authorized the Commission to execute and file financing statements, and (iii) to have given the Commission the same rights as to it and its property as the Commission has as to Lessee and Lessee’s property.

Section 11.04.        SUBORDINATION.  The Commission will subordinate its interest hereunder to a Mortgagee provided such Mortgagee, as part of a subordination agreement, agrees to restore (in accordance with Section 14.03) the Leased Premises if said Mortgagee exercises its rights in and to such Collateral.  If Mortgagee elects not to exercise its rights in and to such Collateral, it shall agree to waive its security interest.

Section 11.05.        ADVANCES.  The Commission may, at its option, after thirty (30) days prior notice by the Commission to Lessee (subject to Lessee’s right to cure pursuant to Section 11.01(i)), cure any breach or default of the Lessee and without any notice cure any Event of Default of Lessee.  Any cost or expense incurred by the Commission in curing such a breach or default for the account of Lessee, together with interest at an annual rate of ten percent (10%) per annum, shall be deemed additional rental due from Lessee to the Commission within twenty (20) days after demand by the Commission.

Section 11.06.        ATTORNEYS’ FEES.  In the event the Commission employs attorneys to enforce all or any part of this Lease, modify this lease at the request of Lessee, collect any rent due or to become due or recover possession of the Leased Premises, the Lessee agrees to reimburse the Commission for its reasonable attorney’s fees incurred thereby, provided that, in the case of any such enforcement, collection or recovery of possession, the Commission is the  successful party.

ARTICLE XII

ACCESS TO PREMISES

Section 12.01.        INSPECTION.  The Commission shall have the right to enter upon the Leased Premises at any reasonable time after reasonable notice to Lessee for the purpose of inspecting the same to determine that Lessee is fully performing all of its obligations under this Lease.  The Commission shall use reasonable efforts to coordinate such inspections so as not to interfere with Lessee’s operations.

Section 12.02.        EXHIBITION OF LEASED PREMISES.  During the last six (6) months of the Demised Term, the Commission may, upon reasonable notice and during normal business hours, enter upon the Leased Premises for the purpose of exhibiting the same to prospective lessees, operators or purchasers.  At any time during the Demised Term, upon reasonable notice to Lessee, the Commission shall have the right to enter upon the Leased Premises for the purpose of exhibiting the same to prospective purchasers or mortgagees.

Section 12.03.        EXERCISE OF RIGHTS.  The parties stipulate and agree the entry by the Commission upon the Leased Premises permitted by this section shall never be deemed a trespass upon the Leased Premises or a constructive eviction of Lessee therefrom.

ARTICLE XIII

THE COMMISSION’S COVENANTS AND WARRANTIES

Section 13.01.        COMMISSION’S COVENANT OF QUIET ENJOYMENT.  The Commission covenants and agrees that Lessee, upon paying the Basic Rent, Minimum Guaranteed Wharfage, Impositions, Port Tariff charges and all other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept and performed, may lawfully and quietly hold, occupy and enjoy the Leased Premises during the Demised Term in accordance with the provisions hereof.

Section 13.02.        USE OF PUBLIC FACILITIES.  Lessee shall have the non-exclusive right to use all public wharves, docks and related facilities existing at the Port or which may hereafter be added, subject to (i) any preferential or exclusive rights given by the Commission to others set forth in Exhibit G hereto (provided that the Commission shall not amend or otherwise modify any such preferential or exclusive rights in any way, or grant any additional preferential or exclusive rights that would, have a material adverse effect on Lessee’s use or operation of the Project), (ii) the rights of any operator thereof (provided that any such operator shall take and operate subject to the provisions of this Lease), and (iii) the provisions of Section 3.03, 3.04, 4.04  and 8.07 hereof.  In connection with its use of such public facilities, Lessee shall cooperate with the tenants and users of such public facilities and not impair their ability to use such public facilities in a timely and efficient manner.

Section 13.03.        PUBLIC FACILITIES.  The Commission shall use reasonable efforts, utilizing existing infrastructure, to provide rail and road access to the Leased Premises. Notwithstanding the foregoing, Lessee agrees to indemnify and hold the Commission harmless from any and all damage or injury resulting from Lessee’s loading, unloading and any other use of the docks, wharves, berths, channels, waterways, roads and rail tracks.  The Commission does not guaranty rail service to the Port and/or the Leased Premises.

Section 13.04.        DEFAULT BY THE COMMISSION.  In the event the Commission shall fail to comply with and perform its obligations under this Lease, or commence to comply with and perform and diligently proceed, within sixty (60) days after written notice thereof has been given to the Commission by the Lessee, Lessee may  or (i) terminate this Lease, or (ii) exercise any other remedy available to Lessee at law or in equity.

Section 13.05.        OTHER ETHANOL PLANTS.  The Commission agrees, subject to the provisions below, during the Demised Term, not to enter into a new lease of property at the Port for the construction of another ethanol production facility.  Such agreement is subject to all rights of existing tenants at the Port under existing agreements.  Such agreement shall terminate and be of no further force and effect immediately upon the occurrence of any one of the following events:

(i)                                     Termination of this Lease;

(ii)                                  Failure to meet the construction/operation time frames set forth in Section 4.01(b) hereof;

(iii)                               Failure to produce sufficient ethanol to meet the minimum requirements set forth in Section 3.04 hereof;

(iv)                              Failure to meet the job creation requirements of Section 11.01(h) hereof; or

(v)                                 Any Event of Default other than (ii) thru (iv) above occurs under the Lease and is not cured after thirty (30) days prior written notice from the Commission.

The Commission represents and warrants that it has not granted any other person a lease or right to construct or operate another ethanol production facility at the Port.  The Commission agrees that, in the event of a breach of the provisions of this Section, the damages to Lessee may be difficult or impossible to determine and, accordingly, the provisions of this Section may be enforced by an action or proceeding for injunction and/or specific performance or any remedy available to Lessee at law or in equity.

Section 13.06.        REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The Commission makes the following representations, warranties and agreements:

(a)           The Commission is a body politic and corporate duly created, validly existing and in good standing under the laws of the State of Indiana.  The Commission has full right, power and authority to execute and deliver this Lease.

(b)           Neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions and provisions hereof will conflict with or result in a breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or agency or any agreement or instrument to which the Commission is a party or by which it or its property are subject or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of the Commission pursuant to the terms of any such agreement or instrument.

(c)           The execution and delivery of this Lease has been duly authorized by all necessary action on the part of the Commission, and no authorization, approval or consent by, or from, any other governmental or public regulatory authority is necessary for the Commission to enter into the same, except for the Attorney General of the State of Indiana and the Governor as provided in Article II.  This Lease has been duly and validly executed and delivered by the Commission and constitutes a legal, valid and binding obligation of the Commission, enforceable in accordance with its terms, subject to execution hereof by the Attorney General of the State of Indiana and the Governor as provided in Article II.

ARTICLE XIV

RIGHTS ON TERMINATION OR EXPIRATION

Section 14.01.        SURRENDERING OF LEASED PREMISES.

(a)           At the expiration or earlier termination of the Demised Term, whether by lapse of time or otherwise, Lessee shall surrender the Leased Premises to the Commission in such condition at the time of surrender as this Lease otherwise requires.  If Lessee elects to surrender the Project to the Commission pursuant to Section 14.01(b) and the Commission elects to accept such surrender pursuant to Section 14.01(c), such surrender shall also include the surrender to the Commission of the Project (other than Lessee’s fixtures, manufacturing equipment and movable equipment (“Equipment”) and other personal property) in an “AS-IS” condition at the time of surrender, with both the Leased Premises and the Project free and clear of all liens and encumbrances created by or arising out of the acts of Lessee.

(b)           At the expiration or earlier termination of the Demised Term, Lessee shall have the right to surrender the Project to the Commission, provided that no Event of Default is continuing at such time.  In order to exercise such right at the expiration of the Demised Term, Lessee shall give the Commission written notice of its election to surrender the Project to the Commission not later than ninety (90) days prior to the scheduled expiration of the Demised Term.  In order to exercise such right upon the earlier termination of the Demised Term, Lessee shall give to the Commission written notice of such election to surrender the Project to the Commission not later than thirty (30) days after receipt by Lessee of the notice of termination from the Commission.  If Lessee does not give notice within the applicable period stated above, of Lessee’s election to surrender the Project to the Commission, Lessee shall be deemed to have elected not to surrender the Project, and Lessee shall remove the Improvements (including Equipment and other personal property) from the Leased Premises pursuant to Section 14.03.

(c)           If Lessee gives notice within the applicable period stated above of its election to surrender the Project to the Commission, the Commission shall have the right to accept or reject Lessee’s surrender the Project by written notice to Lessee given within sixty (60) days after the Commission’s receipt of Lessee’s notice electing to surrender the Project.  If the Commission does not give notice within said sixty (60) day period of the Commission’s election to accept Lessee’s surrender the Project, the Commission shall be deemed to have elected to reject such surrender.  If an Event of Default is continuing and the Commission elects to terminate this Lease by reason thereof, the Commission shall have the right to elect that Lessee so surrender the Project to the Commission pursuant to Section 14.01(a), which right shall be exercisable by the Commission by notice to Lessee contained in the Commission’s notice terminating this Lease.  If the Commission gives notice within said sixty (60) day period of the Commission’s election to accept Lessee’s surrender of the Project or in the Commission’s notice of termination, as applicable, Lessee shall surrender the Project pursuant to Section 14.02.

Section 14.02.        DELIVERY OF DOCUMENTS TO THE COMMISSION.  In the event Lessee elects to surrender the Project to the Commission pursuant to Section 14.01 and the Commission accepts such surrender pursuant to said Section, upon the surrendering by Lessee of the Leased Premises, Lessee shall within thirty (30) days after the  expiration or earlier termination (as applicable) of the Demised Term deliver to the Commission the following:

(a)           Such documents, instruments and conveyances as the Commission may reasonably request to enable the Commission’s ownership of the Improvements constructed by Lessee to be reflected of record, including without limitation a deed or a termination of lease, in recordable form, to the Improvements or a bill of sale.

(b)           A recordable assignment of Lessee’s interest as lessor in all subleases (if any), theretofore approved by the Commission.  Such assignment shall state the Commission shall not be obligated for any prior default of Lessee under said subleases.

(c)           All deposits, prepaid rents and other amounts held by Lessee under any subleases and assignments of Lessee’s interest in all such items held by others for the Commission or Lessee.

(d)           All construction plans, elevations, specifications, surveys, permits and other Documents (excluding proprietary information and trade secrets) relating to and necessary or convenient for the operation of the Improvements constructed by Lessee.

(e)           All warranties on the Improvements constructed by Lessee to the full extent such warranties are assignable and all plans, elevations, specifications, engineering drawings and prints relating to said Improvements together with bills of sale or assignments to the Commission as the Commission may reasonably request with respect to any of the above.

(f)            An amount equal to the accrued but unpaid Impositions with respect to the Leased Premises, prorated to the date of expiration or termination.  Impositions which are a lien and are payable for prior years will be paid in full and Impositions which are a lien and are payable or will become so for the year of termination shall be prorated to the date of termination based on the best available information as to the amount of Imposition due.  All documents required to be delivered by Lessee to the Commission in this Section shall be in form reasonably satisfactory to the Commission and Lessee.

Section 14.03.        REMOVAL OF ALL IMPROVEMENTS.  In the event Lessee elects not to surrender the Project to the Commission pursuant to Section 14.01 or the Commission does not accept such surrender pursuant to said Section, Lessee shall be required to demolish and remove from the Real Estate all of the Improvements (including Equipment and other personal property), and Lessee shall commence and complete, subject to Force Majeure, such demolition and removal at Lessee’s sole cost and expense within a reasonable time and shall restore the Real Estate substantially to their condition as of the date of execution of this Lease.  Before commencing any demolition or removal, Lessee shall furnish to the Commission its plan for restoring the Leased Premises (the “Premises Restoration Plan”) and reasonable security assuring completion of the demolition and removal and restoration as required by this Section.  In the event that Lessee shall fail to complete such demolition and removal within a reasonable time and such failure shall continue for thirty (30) days after written notice by the Commission to Lessee (or such longer period as may be required if Lessee is prosecuting such demolition and removal with reasonable diligence), the Commission shall be entitled to complete the same, and the out-of-pocket costs thereof to the Commission shall be payable by Lessee within twenty (20) days after demand therefor, and the Commission may recover such costs from the security provided by Lessee.

Section 14.04.        PROPERTY NOT REMOVED.  Upon the expiration or earlier termination of this Lease, provided an Event of Default does not exist and provided Lessee has provided the security required by Section 14.03, Lessee shall have the right to remove all of its fixtures, Equipment and other personal property.  Any such property of Lessee which shall remain in or upon the

Leased Premises for more than thirty (30) days after the expiration or earlier termination of this Lease shall be deemed to have been abandoned by Lessee and, at the option of the Commission, such property: (a) shall be retained by the Commission as its property; (b) shall be disposed of by the Commission in such manner as the Commission shall determine, without accountability to Lessee or any other person; or (c) shall be promptly removed by Lessee at Lessee’s expense upon written request thereof from the Commission.  The Commission shall not be responsible for any loss or damage occurring to any property owned by Lessee.  In addition, if the property is left at the Leased Premises, the Commission may deem Lessee to be holding over in accordance with Section 14.05.

Section 14.05.        HOLDING OVER.  In the event Lessee remains in possession of the Leased Premises with the consent of the Commission after the expiration of the Demised Term, and without the execution of a new Lease or an extension of this Lease, it shall be deemed to be occupying the Leased Premises as a lessee from month to month at one hundred fifty percent (150%) of the Basic Rent payable during the last month of the Demised Term, and subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy, including the payment of additional rent and all other charges required hereunder.  Such month-to-month tenancy may be terminated by either party as of the end of any calendar month upon the giving of notice of such termination prior to the beginning of such calendar month.

Section 14.06.        SURVIVAL.  Notwithstanding the expiration or earlier termination of this Lease, Lessee and the Commission shall be obligated to pay and/or perform all amounts and indemnities set forth in this Lease accrued or arising out of events occurring on or prior to the date of such expiration or termination, which obligations shall survive the expiration or termination of this Lease.

ARTICLE XV

HAZARDOUS MATERIAL

Section 15.01.        HAZARDOUS MATERIAL.

(a)           Subject to the Permitted Uses as provided for in Section 5.01, Lessee shall not use, store, generate, treat, transport, dispose of, handle, stevedore or warehouse any Hazardous Materials, in, from, under or about the Leased Premises or otherwise in the Port.  Provided however, (A) petroleum and petroleum derivatives in limited quantities and as necessary for the Permitted Uses, may be used and located at the Leased Premises if such substances are kept in compliance with all Environmental Laws except that Underground Storage Tanks may not be used, unless approved pursuant to Section 15.01(f) below, and (B) other materials or substances may be used in quantities necessary for the Permitted Uses, provided such materials are kept in accordance with all provisions of this Article XV.  All Hazardous Materials besides those listed in this subsection as permitted are prohibited, and use or other handling of same by Lessee shall be considered an Event of Default under this Lease.

The term “Hazardous Material” as used herein means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Indiana or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended from time to time (33 U.S.C. Section 1321), (ii) defined as a “hazardous waste” pursuant to Section 3004 of the Federal Resource Conservation and Recovery Act, as amended from time to time (42 U.S.C. Section 6904), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time (42 U.S.C. Section 9601), (iv) petroleum or petroleum derivatives, or (v) fertilizer (liquid or solid).

(b)           Lessee, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules, regulations and orders of any governmental authority having jurisdiction concerning environmental, health or safety matters (“Environmental Laws”), including, but not limited to, any discharge into the air, surface water, sewers, soil or groundwater; any use, generation, treatment, storage, disposal or transportation of any Hazardous Material (as hereinafter defined) by Lessee, its agents, employees, contractors or invitees, whether within or outside the Leased Premises or otherwise in the Port; permitting; and reporting upon releases or spills of materials.

(c)           Lessee shall provide the Commission, on the lease anniversary date, written certification that it is in compliance with all Environmental Laws or shall explicitly describe Lessee’s noncompliance, including Lessee’s intended course of action and time frame for coming into compliance.  Additionally, Lessee shall provide the Commission with a duplicate copy of any emergency preparedness and response plans or any environmental compliance audits of self-analyses which it has prepared or has had prepared pursuant to any legal requirement or for any other reason.  The Commission assumes no responsibility for reporting or implementation of the plan by virtue of possession of said duplicate copy.

(d)           Lessee shall provide the Commission with copies of any notice of alleged violations by Lessee, or of claims against Lessee, relating to Environmental Laws, or any changes to its emergency preparedness and response plans.  Lessee shall provide such copies within five (5) days of receiving any such notice or making any such change.  Lessee shall give written notice to the Commission within one (1) business day after the date on which Lessee learns or first has reason to believe that any release, discharge or emission of any Hazardous Material has occurred on, in, or about the Leased Premises.

(e)           Lessee, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges the Commission, its officers, directors, employees and agents, both in their capacities as corporate representatives and as individuals, from any and all claims, actions or liabilities of any manner whatsoever, whether in law or equity, whether now or hereafter claimed or known, which Lessee now has or may have in the future against the Commission arising from or relating in any way to releases or threatened releases of Hazardous Material brought upon, generated or discharged from, or stored or used in or about the Leased Premises or otherwise in the Port by Lessee, its successors, assigns, agents, employees, contractors or invitees, or which arise from Lessee’s failure or alleged failure to comply with all Environmental Laws.

(f)            Lessee shall not install any tank (as such term is defined in 40 C.F.R. §260.10, as amended from time to time) on the Leased Premises without the prior written approval of the Commission.

(g)           If the presence of any Hazardous Material in the Leased Premises or otherwise in the Port caused or permitted by Lessee (even if consented to or allowed by the Commission) or Lessee’s use, storage, treatment, transportation, generation or disposal of Hazardous Material results in contamination (in any amount or degree) of the Leased Premises, the Port, other property not a part of the Port, or injury to any person, then Lessee shall indemnify, defend and hold the Commission harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including without limitation, diminution in value of the Leased Premises or the Port, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises or the Port, damages arising from any adverse impact on marketing of space in the Port, and sums paid in settlement of claims, actual attorneys’ fees, consultant fees and expert fees) which arise during or after the Demised Term as a result of such contamination or injury.  This indemnification of the Commission by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remediation, removal, response or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises or other property not a part of the Port.  The indemnification and hold harmless obligations of Lessee under this Section shall survive any termination of the Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Leased Premises or otherwise in the Port caused or permitted by Lessee results in any contamination of the Leased Premises or the Port, Lessee shall promptly take all actions at its sole expense as are necessary to return the Leased Premises or the Port to the condition existing prior to the introduction of any such Hazardous Material to the Leased Premises or the Port; provided that the Commission’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in the Commission’s sole and absolute discretion, would not potentially have any materially adverse long-term or short- term effect on the Leased Premises or the Port.  Lessee shall not enter into any settlement agreement, consent, decree or other compromise with respect to any claims relating to any Hazardous Material in any way connected with the Leased Premises without first notifying the Commission of Lessee’s intention to do so and offering the Commission the opportunity to participate in any such proceedings.

(h)           The Commission shall have the right, at any time, to cause at least four (4) permanent testing wells to be installed in the Leased Premises in locations selected by the Commission at the Commission’s sole discretion and may at its option cause the ground water to be tested to detect the presence of Hazardous Material at least once every twelve (12) months during the Demised Term by the use of such tests as are then customarily used for such purposes.  If Lessee so requests, the Commission shall supply Lessee with copies of such test results.

The costs of such tests and of the maintenance, repair and replacement of such wells shall be deemed an Imposition for which Lessee shall be liable for the cost thereof.  Lessee shall have the right at any time during the Demised Term to conduct its own test of the ground water underlying the Port by using such wells so long as each of the following conditions are satisfied: (i) such tests are conducted by Lessee at its own expense; (ii) Lessee repairs any damage to such wells caused by such tests; and (iii) Lessee delivers copies of the results of such tests to the Commission.

(i)            Any increase in the premiums for necessary insurance on the Leased Premises or the Port which arises from Lessee’s use, generation, transport and/or storage of Hazardous Materials shall be solely at Lessee’s expense.  Lessee shall procure and maintain at its sole expense such additional environmental insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction.  Lessee shall provide to the Commission evidence of insurance or other financial resources available to Lessee sufficient to assure Lessee’s ability to comply with its obligations under this Section and the Environmental Laws.

(j)            The Commission shall have the right, from time to time, as deemed reasonably necessary by the Commission and during the last year of the Demised Term, to perform environmental inspections, audits or site assessments of the Leased Premises (“Environmental Audits”) to ascertain Lessee’s compliance with the terms of this Section.  In the event the Commission’s Environmental Audits reveal non-compliance, the Commission shall so notify Lessee (“Commission’s Non-Compliance Notice”) and Lessee shall have a period of sixty (60) days from receipt of Commission’s Non-Compliance Notice to remedy such non-compliance, provided that if the non-compliance extends beyond sixty (60) days through no fault of Lessee’s, Lessee shall have additional time to remedy such compliance.  In the event Lessee fails to remedy the non-compliance in the aforesaid period, the Commission shall have the right to do so and Lessee shall, upon demand, reimburse the Commission for the costs thereof plus interest thereon at ten percent (10%) per annum from the date such costs are incurred to the date such costs are repaid to the Commission.  The Commission may also provide a copy of such Environmental Audits to any federal, state or local governmental agency having jurisdiction over the Leased Premises or Hazardous Materials.  The responsibility for paying for the Environmental Audits shall be determined according to subsection “k” of this Section.

(k)           Prior to Lessee taking possession of the Leased Premises, Lessee or the Commission may arrange for an Environmental Audit (the “Baseline Environmental Audit”) of the Leased Premises to determine the presence of any Hazardous Material in the soil, surface water or groundwater of the Leased Premises.  An environmental consultant who shall be approved by both Lessee and the Commission shall conduct the Baseline Environmental Audit.  The Party acquiring the study shall pay for the cost of the Baseline Environmental Audit.  The reports prepared in connection with the Baseline Environmental Audit shall be provided to both the Commission and the Lessee.  If a Baseline Environmental Audit is not obtained under this provision, there shall be a rebutable presumption that the Leased Premises are free from the presence of any Hazardous Material as defined herein.

If any subsequent Environmental Audit conducted pursuant to subsection “j” of this Section indicates the presence of Hazardous Materials in amounts greater than those found in the Baseline Environmental Audit, Lessee shall pay the costs of such subsequent Environmental Audit; otherwise, the Commission and Lessee shall jointly pay the costs of such subsequent Environmental Audit.

(l)            Prior to expiration or earlier termination of the Demised Term, Lessee shall (i) cause all Hazardous Materials previously owned, stored or used by Lessee to be removed from the Leased Premises and disposed of in accordance with applicable Environmental Laws; (ii) remove any above ground or underground storage tanks or other containers installed or used by Lessee to store any Hazardous Materials on the Leased Premises, and repair any damage to the Leased Premises caused by such removal; (iii) cause any soil or other portion of the Leased Premises which has become contaminated by any Hazardous Materials stored or used by Lessee on the Leased Premises to be decontaminated, detoxified or otherwise cleaned up in accordance with the requirements of Environmental Laws or applicable governmental authorities; and (iv) surrender possession of the Leased Premises to the Commission free of contamination attributable to Hazardous Materials generated, used, stored, treated or disposed of by Lessee or stored or disposed of by any other party other than the Commission in or on the Leased Premises during the Demised Term.

Should any clean up for which Lessee is responsible not be completed prior to the expiration, or sooner termination of this Lease, including any extensions thereof then: (i) Lessee shall deposit into an escrow account an amount of money equal to the balance of the estimated cost of the clean up, which amount shall be estimated by the Commission or its consultant, together with instructions for the disbursement of such amount in payment of the costs of any remaining clean up as it is completed, and (ii) if the nature of the contamination or the clean up required of Lessee is of such a nature as to make the Leased Premises untenantable or unleaseable, then Lessee, at the Commission’s sole option, shall be liable to the Commission as a holdover tenant until the clean up has been sufficiently completed to make the Leased Premises suitable for lease to third parties.

(m)          If any Environmental Audits conducted by the Commission or the financial information required of Lessee hereunder indicate that Lessee does not have insurance or other financial resources sufficient to enable Lessee to fulfill its obligations under this Lease whether or not accrued, liquidated, conditional or contingent, then Lessee shall, at the request of the Commission, procure and thereafter maintain in full force and effect such environmental impairment liability and/or pollution liability insurance policies or endorsements in addition to those required hereunder, or shall otherwise provide such collateral or security reasonably acceptable to the Commission as is appropriate to assure that Lessee will be able to perform its duties and obligations under this Lease.

ARTICLE XVI

NOTICES/ESTOPPEL

Section 16.01.        MANNER OF GIVING.  Whenever under this Lease a provision is made for notice of any kind, such notice shall be in writing and either personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service.  Notice to the Commission shall be mailed to 150 West Market Street, Suite 100, Indianapolis, Indiana 46204, Attn: General Counsel and to Port of Indiana-Mount Vernon, Mount 2751 Bluff Road, Mount Vernon, Indiana, Attn: Port Director, and to Ice Miller LLP, One American Square, Suite 3100, Indianapolis, IN 46282-0200, Attn: Mark D. Grant, Esq., or to such other post office address as the Commission may furnish to Lessee for such purpose.

Notice to Lessee shall be mailed to Aventine Renewable Energy — Mt Vernon, LLC, 1300 S. Second Street, Pekin, IL 61544 Attn: Ajay Sabherwal, with copy to Aventine Renewable Energy, Inc., 1300 S. Second Street, Pekin, IL 61544 Attn: __________, and with copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn: John H. Butler, Esq., or to such other addresses as Lessee may furnish to the Commission for such purpose, and with copy to any Mortgagee who has given notice of its Mortgage pursuant to Section 7.02 at its address and with copy to its copy address furnished pursuant to Section 7.02, or to such other addresses as such Mortgagee may furnish to the Commission for such purpose.

Notice by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, is deemed to be received at the time notice is delivered to a party’s designated address.  Confirmation by the courier delivering any notice given pursuant to this section shall be conclusive evidence of receipt of such notice.  Each party hereto agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request and that any notice rejected or refused by it shall be deemed for all purposes of this Lease to have been received by the rejecting party on the date so refused or rejected, as, conclusively established by the records of the U.S. Postal Service or the courier service.  Any notice required to be given within a stated period of time which is sent by certified or registered mail, return receipt requested, shall be considered timely if postmarked before midnight of the last day of such period.

Section 16.02.        ESTOPPEL CERTIFICATES.  Lessee and the Commission agree promptly following request by the other party to execute and deliver an Estoppel Certificate.  The term “Estoppel Certificate” shall  mean an estoppel certificate, certifying (a) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Basic Rent and other charges are paid in advance, if any; (b) that there are no uncured defaults or Events of Default hereunder on the part of the certifying party, and that to the knowledge of the certifying party there are no uncured defaults or Events of Default hereunder on the part of the other party, or if there exist any such uncured defaults and Events of Default stating the nature of such uncured defaults and Events of Default; and (c) the correctness of such other information respecting the status of this Lease as may be reasonably required by the party requesting the Estoppel Certificate.  A party’s failure to so execute and deliver an Estoppel Certificate within ten (10) business days following written request as required above shall be conclusive upon such failing party that as of the date of said request for the same (i) that this Lease is in full force and effect, without modification except as may be represented by the requesting party, (ii) that there are no uncured defaults or Events of Default hereunder on the part of the failing party, and that to the knowledge of the failing party there are no uncured defaults or Events of Default hereunder on the part of the other party, except as may be represented by the requesting party in such request, and (iii) that no Basic Rent has been paid in advance except as may be represented by the requesting party.

ARTICLE XVII

public policy

Section 17.01.        POLICIES AND OBJECTIVES.  As a public body, the Commission is charged to maintain and operate the Port at all times in a manner promoting and benefiting the public interest, including maximizing the public’s use of the Port’s facilities by ensuring the provision of cost effective and productive services to all potential users, and promoting employment in the regions surrounding the Port, and the Commission has the objectives to make the Port the leading Port in the southwestern Indiana marketplace and to maximize revenue to the Commission from the use of the facilities.

Section 17.02.        LESSEE OBLIGATIONS.  Lessee understands and supports the Commission’s foregoing public policies and objectives.  In furtherance thereof, Lessee hereby agrees to:

(a)           Promote commerce at the Port and foster the creation of employment within the region by operating as efficiently as possible, and at a reasonable, competitive cost to shippers and consignees;

(b)           Create a favorable environment for the promotion of commerce at the Port through attention to increased customer service levels and productivity;

(c)           Cooperate fully with the Commission in its efforts to  maximize commerce at the Port;

(d)           Foster harmonization of employee-management relations throughout the Port;

(e)           Promote synergies between Lessee’s operations and other maritime and industrial facilities at the Port; and

(f)            Cooperate with other operators at the Port and avoid unproductive forms of intra-port rivalry.

To the extent there are specific provisions of this Lease concerning (a) — (f) above, (a) — (f) above shall be applied consistent with such specific provisions of this Lease.

Section 17.03.        LESSEE’S REVIEW.  The Commission shall have the right to conduct periodic reviews of Lessee’s adherence to the foregoing commitments and promotion of the Commission’s public policies and objectives (the “Review”).  To assist the Commission in conducting this Review, and within thirty (30) calendar days after receipt of written notice from the Commission, Lessee shall provide the Commission a written report summarizing Lessee’s performance and contributions to the accomplishment of the foregoing public policies and objectives.  Lessee also shall make available upon reasonable request, for inspection by the Commission or its duly authorized representatives, all records, statistics and financial data concerning Lessee’s operations at the Port, provided, however, any information concerning charges to customers, which is marked confidential by Lessee, shall be kept confidential by the Commission to the extent allowed by law.  The Commission will advise Lessee as to the results of the Commission’s Review, and specifically as to any areas of concern requiring improvement.

Section 17.04.        RESPONSE.  In the event the Commission determines that Lessee’s performance with respect to the matters covered by the Review is unsatisfactory, the Commission shall give Lessee written notice thereof.  Lessee shall have the right to respond thereto in writing within twenty (20) calendar days, setting forth any explanation or  mitigating factors or considerations, as well as Lessee’s proposed corrective action, if any.  Lessee also shall have the opportunity, along with any other interested parties, to address such issues with the Commission at the Commission’s next monthly meeting, after which the Commission shall determine what, if any, action it will take.

Section 17.05.        DEFAULT.  If the Commission determined that Lessee’s explanation and proposed corrective action are inadequate and that continuance of this Lease would not be in the public interest, the Commission may declare Lessee to be in default hereunder (referred to herein as a “Public Policy Default”).  In such case, the Commission shall so notify Lessee in writing, stating the Commission’s determination and the grounds therefor.  Upon the occurrence of a Public Policy Default, the Commission shall have those remedies set forth in Section 11.02 hereof, provided, however, the Commission may only terminate this Lease due to a default under this Article XVII in accordance with the following provisions.  In the event the Commission wants to terminate this Lease, the Commission shall provide written notice to Lessee.  If Lessee disputes such termination, it shall provide written notice of same to the Commission within fifteen (15) days of the effective date of the Commission’s notice of termination.  If Lessee provides timely notice to the Commission, the Commission, in order to terminate the Lease for a Public Policy Default, must seek and obtain a judicial decree that a Public Policy Default has occurred.  Such decree may also contain a judgment terminating this Lease.  Such decree shall be subject to appeal pursuant to Indiana law and procedure, and such termination shall be suspended pending the results of any such appeal.

ARTICLE XVIII

GENERAL PROVISIONS

Section 18.01.        FUTURE EXPENSES AND INTERST RATE.

(a)           Lessee shall reimburse the Commission for the Commission’s reasonable costs and expenses, including reasonable attorneys’ fees of general and/or special counsel, incurred in connection with the preparation of any future amendment, modification or revision of this Lease, or for the preparation of any agreement related hereto that is requested by Lessee.  Such costs and expenses shall constitute additional rent under the Lease, and the failure of Lessee to pay the same within ten  (10) days after demand by Lessee.

(b)           The interest rate charged herein is stated as a fixed rate of ten (10) percent per annum.  However, the Parties stipulate and agree that the actual interest rate charged at the appropriate time provided herein, shall be the stated rate of ten (10) percent per annum or the then current prime rate (defined as the United States Federal Reserve Bank’s Primary Credit Rate) plus four (4) percent, whichever is higher (the higher rate being the “Stated Rate”).

Section 18.02.        REMEDIES CUMULATIVE -NON-WAIVER.  Unless stated as such party’s sole and exclusive remedy, the various rights and remedies herein contained and reserved to each of the parties shall not be considered as exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity or by statute, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefore arises.  No delay or omission to exercise any right or power by either party shall impair any such right or power, or be construed as a waiver of any default or as acquiescence therein.  One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent or continuing breach of the same covenant, term or condition.  The consent or approval by either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

Section 18.03.        INTERPRETATION/COMPLETE AGREEMENT/COUNTERPARTS.  The headings of the several articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles and sections.  Any references herein to costs, expenses or similar amounts shall be references to out-of-pocket costs, expenses and similar amounts.  Any statements herein that an action or consent is not to be unreasonably withheld shall mean that such action or consent is not to be unreasonably withheld, conditioned or delayed.  All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be modified or altered only by agreement in writing signed by the party to be bound.  This Lease may be executed in multiple counterparts, all of which, together, shall constitute one and the same instrument.

Section 18.04.        GOVERNING LAW.  This Lease and any questions of interpretation thereof shall be governed by the laws of the State of Indiana.

Section 18.05.        SEVERABILITY OF INVALID PROVISIONS.  If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

Section 18.06.        AGREEMENT BINDING UPON SUCCESSORS.  The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto, but their respective successors and assigns (subject to any restrictions on assignments, subletting and transfers as provided herein).  The covenants, agreements and obligations herein contained shall not inure to the benefit of any persons other than the parties hereto, any Mortgagee under any Mortgage granted pursuant to Section 7.02 and their respective successors and assigns.

Section 18.07.        FORCE MAJEURE.  Except as set forth in Section 4.01(c), whenever this Lease requires any act (other than the payment of a liquidated sum of money) to be performed by a certain time or within a certain period of time, the time for the performance of such act shall be extended by the period of any delays in such performance caused by war, strikes, lockouts, civil commotion, unpreventable material shortages, casualties, acts of God or other conditions or events beyond the control of the party required to perform such act (“Force Majeure”), not to exceed an extension of one hundred eighty (180) days.

Section 18.08.        MEMORANDUM OF LEASE.  The Commission and Lessee shall execute duplicate originals of a short form or memorandum of this Lease (the “Memorandum”), in recordable form, setting forth a description of the Real Estate, the Term, a description of the Port, the easements granted hereunder, the provisions of Section 13.05 and any other portion of this Lease that the Commission or Lessee may request, which instrument either party may have recorded in lieu of the recording of this Lease.

[ The balance of this page is intentionally left blank ]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day, and month and year first above-written.

INDIANA PORT COMMISSION (“Commission”)

ATTEST:

By:	/s/ Jay K. Potesta	By:	/s/ Steven R. Stemler
	Secretary — Treasurer		Steven R. Stemler, Designated Commissioner

AVENTINE RENEWABLE ENERGY-MT
VERNON, LLC (“Lessee”)

ATTEST:

	/s/ John R. Gray		/s/ Ronald H. Miller
	(Signature)		(Signature)

	John R. Gray, VP Logistics and Development		Ronald H. Miller President & CEO
	(Printed name and title)		(Printed name and title)

	Approved as to form and legality		APPROVED
	This 19 day of January, 2007		DATE: 1-24-07

	/s/ Susan W. Gard		/s/ Mitchell E. Daniels, Jr.
	For Steve Carter		For The Honorable Mitchell Daniels
	Attorney General of Indiana		Governor of Indiana

This instrument was prepared jointly by David W. Haniford, General Counsel Indiana Port Commission (Atty#7438-79) 150 W. Market St., Ste, 100, Indianapolis, IN  46204 (317) 232-9204; Mark D. Grant, Esq., ICE MILLER LLP, One American Square, Suite 3100, Indianapolis, IN  46282-0200 (317) 236-2100; and Jeffrey I. Wool, Davis Polk & Wardell, 450 Lexington Avenue, New York, NY  10017 (212) 450-4419.

LIST OF EXHIBITS:

Exhibit A — Description of Leased Premises
Exhibit A-1 — Description of the Port Property
Exhibit B — Port Tariff
Exhibit C — Project Specifications
Exhibit D — Declaration of Restrictions
Exhibit E — Addendum
Exhibit F — Description of Ethanol Process
Exhibit G — Description of Existing Preferential and Exclusive Rights

EXHIBIT A

The Real Estate

A-1

EXHIBIT A-1

Description of the Port Property

A1-1

EXHIBIT B

Port Tariff, Rates, Charges, Rules and Regulations

B-1

EXHIBIT C

The Leased Premises

C-1

EXHIBIT D

Declaration of Restrictions

D-1

EXHIBIT E

(IPC3.21.06)

ADDENDUM

This Addendum is entered into by and between the Indiana Port Commission (the “State”) and Aventine Renewable Energy-Mt Vernon, LLC (the “Contractor”), and collectively known as the “Parties”.  The purpose of this Addendum is to modify, delete, or amend certain terms and conditions set forth in the attached Lease Agreement (“Agreement”).  This Addendum and the Agreement are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict, or ambiguity between this Addendum and the Agreement shall be resolved by giving precedence and effect to this Addendum.

1.             Authority to Bind Contractor

The signatory for the Contractor represents that he/she has been duly authorized to execute this Contract on behalf of the Contractor and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Contractor when his/her signature is affixed, and certifies that this Contract is not subject to further acceptance by Contractor when accepted by the State of Indiana.

2.             Compliance with Laws.
A.                                   The Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference.  The enactment of any state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.
B.                                     The Contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State, as set forth in Indiana Code § 4-2-6 et seq., the regulations promulgated thereunder, and Executive Order 04-08, dated April 27, 2004.  If the contractor is not familiar with these ethical requirements, the contractor should refer any questions to the Indiana State Ethics Commission, or visit the Indiana State Ethics Commission website at http://www.in.gov/ethics/.  If the Contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this Contract, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.  In addition, the Contractor may be subject to penalties under Indiana Code § 4-2-6-12.
C.                                     The Contractor certifies by entering into this Contract, that neither it nor its principal(s) is presently in arrears in payment of its taxes, permit fees or other statutory, regulatory or judicially required payments to the State of Indiana.  Further, the Contractor agrees that any payments in arrears and currently due to the State of Indiana may be withheld from payments due to the Contractor.

Additionally, further work or payments may be withheld, delayed, or denied and/or this Contract suspended until the Contractor is current in its payments and has submitted proof of such payment to the State.
D.                                    The Contractor warrants that it has no current or pending or outstanding criminal, civil, or enforcement actions initiated by the State of Indiana pending, and agrees that it will immediately notify the State of any such actions.  During the term of such actions, Contractor agrees that the State may delay, withhold, or deny work under any Supplement or contractual device issued pursuant to this Contract and any supplements or amendments.
E.                                      If a valid dispute exists as to the Contractor’s liability or guilt in any action initiated by the State of Indiana or its agencies, and the State decides to delay, withhold, or deny work to the Contractor, the Contractor may request that it be allowed to continue, or receive work, without delay.  The Contractor must submit, in writing, a request for review to the Indiana Department of Administration (IDOA) following the procedures for disputes outlined herein.  A determination by IDOA shall be binding on the parties.
F.                                      Any payments that the State may delay, withhold, deny, or apply under this section shall not be subject to penalty or interest under IC 5-17-5.
G.                                     The Contractor warrants that the Contractor and its subcontractors, if any, shall obtain and maintain all required permits, licenses, and approvals, as well as comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities for the State.  Failure to do so may be deemed is a material breach of this Contract and grounds for termination of the Agreement and denial of further work with the State, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.
H.                                    The Contractor hereby affirms that it is properly registered and owes no outstanding reports with the Indiana Secretary of State.
I.                                         As required by IC 5-22-3-7:

(1)                                  the Contractor and any principals of the Contractor certify that (A) the Contractor, except for de minimis and nonsystematic violations, has not violated the terms of (i) IC 24-4.7 [Telephone Solicitation Of Consumers], (ii) IC 24-5-12 [Telephone Solicitations], or (iii) IC 24-5-14 [Regulation of Automatic Dialing Machines] in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) the Contractor will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

(2)                                  The Contractor and any principals of the Contractor certify that an affiliate or principal of the Contractor and any agent acting on behalf of the Contractor or on behalf of an affiliate or principal of the Contractor:  (A) except for de minimis and nonsystematic violations, has not violated the terms of IC 24-4.7 in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

3.             Conflict of Interest.
A.                                   As used in this section:

“Immediate family” means the spouse and the unemancipated children of an individual.

“Interested party” means:

1.                                       The individual executing this Contract;

2.                                       An individual who has an interest of three percent (3%) or more of Contractor, if Contractor is not an individual; or

3.                                       Any member of the immediate family of an individual specified under subdivision 1 or 2.

“Department” means the Indiana Department of Administration.

“Commission” means the State Ethics Commission.

B.                                     The Department may cancel this Contract without recourse by Contractor if any interested party is an employee of the State of Indiana.
C.                                     The Department will not exercise its right of cancellation under section B, above, if the Contractor gives the Department an opinion by the Commission indicating that the existence of this Contract and the employment by the State of Indiana of the interested party does not violate any statute or rule relating to ethical conduct of State employees.  The Department may take action, including cancellation of this Contract, consistent with an opinion of the Commission obtained under this section.
D.                                    Contractor has an affirmative obligation under this Contract to disclose to the Department when an interested party is or becomes an employee of the State of Indiana.  The obligation under this section extends only to those facts that Contractor knows or reasonably could know.
4.             Drug-Free Workplace Certification.

The Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace.  The Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor or an employee of the Contractor in the State of Indiana has been convicted of a criminal drug violation occurring in the Contractor’s workplace.

False certification or violation of this certification may result in sanctions including suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State for up to three (3) years, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.

In addition to the provisions of the above paragraphs, if the total contract amount set forth in this Contract is in excess of $25,000.00, Contractor hereby further agrees that this contract is expressly subject to the terms, conditions, and representations of the following certification:

This certification is required by Executive Order No. 90-5, April 12, 1990, issued by the Governor of Indiana.  Pursuant to its delegated authority, the Indiana Department of Administration is requiring the inclusion of this certification in all contracts and grants from the State of Indiana in excess of $25,000.00.  No award of a contract shall be made, and no contract, purchase order or agreement, the total amount of which exceeds $25,000.00, shall be valid, unless and until this certification has been fully executed by the Contractor and made a part of the contract or agreement as part of the contract documents.

The Contractor certifies and agrees that it will provide a drug-free workplace by:

A.                                   Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;
B.                                     Establishing a drug-free awareness program to inform it’s employees of (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a  drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;
C.                                     Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;
D.                                    Notifying in writing the State within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;
E.                                      Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.                                      Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.
5.             Nondiscrimination.

Pursuant to IC 22-9-1-10 and the Civil Rights Act of 1964, the Contractor and its subcontractors shall not discriminate against any employee or applicant for employment in the performance of this Contract.  The Contractor shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry.  Breach of this covenant may be regarded as a material breach of this Contract.  The Contractor’s execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran.  The provisions of this Section 5 are subject to the notice and cure provisions of Section 11.01(i) of the Agreement.

NON-COLLUSION AND ACCEPTANCE

The undersigned attests, subject to the penalties for perjury, that he/she is the Contractor, or that he/she is the properly authorized representative, agent, member or officer of the Contractor, that he/she has not, nor has any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, to the best of  his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

[ The balance of this page is intentionally left blank ]

In Witness Whereof, the Parties have, through duly authorized representatives, entered into this Lease.  The Parties having read and understand the foregoing terms of the contract do by their respective signatures dated below hereby agree to the terms thereof.

Indiana Port Commission: By: Steven R. Stemler, Designated Commissioner Date:	Aventine Renewable Energy-Mt Vernon, LLC Signature: Printed Name: Title: Date:
Attest: Printed Name: Title:

Office of the Attorney General	Office of the Governor

Steve Carter, Attorney General Date:	Mitchell E. Daniels, Jr., Governor

EXHIBIT F

Description of Ethanol Process

F-1

EXHIBIT G

Description of Existing Preferential and Exclusive Rights

G-1